Exhibit 10.2

ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT

issued to

JAMES RIVER INSURANCE COMPANY

and

JAMES RIVER CASUALTY COMPANY

i

Attachments

Schedule 1 - Subject Business

Schedule 2 - Regulatory Approvals

Schedule 3 - Administrative Oversight

Exhibit A - Form of Terminal Accounting and Settlement Report

Exhibit B - Form of Quarterly Report

Exhibit C - Trust Requirements

Company Disclosure Schedule

ii

ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT

(the “Contract”)

issued to

JAMES RIVER INSURANCE COMPANY

and

JAMES RIVER CASUALTY COMPANY

(each, a “Ceding Company” and together, the “Ceding Companies”)

by

Cavello Bay Reinsurance Limited

(the “Reinsurer”; the Reinsurer and the Ceding Companies are referred to herein individually as a “Party” and collectively as the “Parties”)

Article 1
Reinsurance Ceded; Retentions and Limits

A.	Reinsurance Ceded.

1.	This Contract is to indemnify the Ceding Companies for the Reinsurer’s Share of Ultimate Net Loss paid or payable on and after the Effective Date in respect of the Subject Business, subject to the terms, limits and conditions of this Contract (the “Covered Losses”).

2.	“Subject Business” has the meaning set forth on Schedule 1 attached hereto.

B.	Retention and Aggregate Limit.

1.	Subject to the Ceding Companies’ payment of the Reinsurance Premium and to the other terms, limits and conditions of this Contract, the Ceding Companies hereby agree to cede, and the Reinsurer hereby accepts and agrees to reinsure, one hundred percent (100%) (the “Reinsurer’s Share”) of the Ultimate Net Loss paid or payable by the Ceding Companies in excess of one billion one hundred eighty-three million seven hundred thousand Dollars ($1,183,700,000) (the “Retention”) and up to an overall aggregate limit of seventy-five million Dollars ($75,000,000) (the “Aggregate Limit”).

2.	The Ceding Companies hereby agree that they shall not reinsure with any third party and shall retain net for their own accounts a minimum of fifteen percent (15%) of the Ultimate Net Loss paid by the Ceding Companies in excess of the Retention plus the Aggregate Limit; provided, that the foregoing shall not apply to or restrict Third-Party Reinsurance in place as of the Closing Date, which Third-Party Reinsurance shall inure to the benefit of this Contract as applicable.

C.	Follow the Fortunes; Original Conditions; Renewals and Modifications to the Policies.

1.	The liability of the Reinsurer shall follow the fortunes of the Ceding Companies in respect of the Ultimate Net Loss; provided, that in no event shall this paragraph be construed to provide coverage outside the terms and conditions set forth in this Contract. It is the intent of this Contract that the Reinsurer shall, in every case in which this Contract applies and in the proportions specified herein, follow the fortunes of the Ceding Companies in respect of risks the Reinsurer has accepted under this Contract, and the Reinsurer shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the Ceding Companies, subject to the terms and conditions of this Contract.

2.	The Reinsurer’s liability under this Contract shall attach simultaneously with that of the Ceding Companies, and the reinsurance coverage for which the Reinsurer shall be liable under this Contract shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and waivers and to the same renewals, modifications, commutations, alterations and cancellations, as the respective underlying Policies included in the Subject Business to which liability under this Contract attaches.

3.	Subject to the terms and conditions of this Contract, the Ceding Companies shall not amend or waive the terms of the underlying Policies included in the Subject Business without the prior written consent of the Reinsurer, except: (i) as required by a Governmental Authority, required by Applicable Law, resulting from legislation, regulatory action or decision or the decision of any judicial body or other panel having jurisdiction over the Ceding Companies; (ii) as required under the express terms of any such Policy; or (iii) in the ordinary course of the Ceding Companies’ business or where such amendments or waivers are reasonably requested by the insured, in each of the foregoing cases described in this sub-clause (iii) that do not, or are not reasonably expected to, impact the Reinsurer’s liability under this Contract.

4.	Except as otherwise provided in Article 30 (Trade and Economic Sanctions), all of the Ceding Companies’ liability as determined by a court or arbitration panel or arising from a judgment, settlement, compromise or adjustment of Claims or losses resulting from the Subject Business, including payments involving coverage issues and/or the resolution of whether such Claim is required by contract, law, regulation, or regulatory authority to be covered (or not to be excluded), shall, subject to the terms, conditions and limits of this Contract, be binding on the Reinsurer regardless of whether such court or arbitration determination, judgment, settlement, compromise or adjustment is in respect of a liability recognized by or contrary to the governing law of this Contract.

Article 2
Definitions

Capitalized terms used but not defined elsewhere in this Contract shall have the meanings ascribed to such terms in this Article.

A.	“Accounting and Actuarial Firm” means an independent certified public accounting and actuarial firm of national standing and reputation with experience in the property and casualty insurance industry jointly selected and retained by the Ceding Companies and the Reinsurer that is not an independent accountant or actuary of the Ceding Companies, the Reinsurer or their respective Affiliates and is otherwise neutral and impartial; provided, however, that if the Ceding Companies and the Reinsurer are unable to select such accounting and actuarial firm within fifteen (15) Business Days, each of the Ceding Companies and the Reinsurer shall provide to each other a list of three independent certified public accounting and actuarial firms of national standing and reputation with experience in the property and casualty insurance industry, and (1) if any firm appears on both lists, such firm shall be the Accounting and Actuarial Firm, unless more than one firm appears on both lists, in which case the Accounting and Actuarial Firm shall be selected through a random drawing from among the firms on both lists, and (2) otherwise the Ceding Companies and the Reinsurer each eliminate the names of two (2) firms from the list provided by the other and the Accounting and Actuarial Firm shall be selected through a random drawing from among the remaining two (2) firms.

B.	“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case by or before a Governmental Authority.

C.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

D.	“Allocated Loss Adjustment Expenses” means expenses and costs of the Ceding Companies paid after the Effective Date assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of Claims under the Subject Business, regardless of how such expenses are classified for statutory reporting purposes. Without limiting the foregoing, “Allocated Loss Adjustment Expenses” shall include all costs and expenses incurred in connection with the administration of the Subject Business, including, but not limited to, interest on judgments, Third-Party Administrator Expenses (to the extent allocable to any Claims), expenses and a pro rata share of salaries of the Ceding Companies’ field employees and expenses of other employees of the Ceding Companies who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract; provided, that “Allocated Loss Adjustment Expenses” shall not include (1) ordinary course salaries payable to the Ceding Companies’ employees or agents, (2) administrative costs related to office space, overhead or supplies, or (3) any other Unallocated Loss Adjustment Expenses.

E.	“Applicable Law(s)” means any domestic or foreign, federal, state or local law, statute, applicable court decision, ordinance, regulation, Order, rule or administrative ruling or interpretation issued by any Governmental Authority applicable to a Person or any of such Person’s Affiliates, properties, or assets.

F.	“Attorney-Client Privilege Documents” means communications of a confidential nature between (1) the Ceding Companies or their Affiliates, or anyone retained by or at the direction of the Ceding Companies or their Affiliates, or their in-house or outside legal counsel, or anyone in the control of such legal counsel, and (2) any in-house or outside legal counsel, if such communications relate to legal advice being sought by the Ceding Companies or their Affiliates and/or contain legal advice being provided to the Ceding Companies or their Affiliates.

G.	“Burdensome Condition” means any restriction, condition, limitation, requirement or qualification that, individually or in the aggregate with all such restrictions, conditions, limitations, requirements or qualifications, would or would reasonably be expected to materially and adversely affect the economics of the transactions contemplated by this Contract for a Party.

H.	“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and Hamilton, Bermuda.

I.	“Carried Reserves” means the Ceding Companies’ reserves in respect of the Subject Business, including, but not limited to, reserves for Net Loss for the Subject Business and any other reserves held with respect to the Subject Business, including case reserves and IBNR, in each case as determined in accordance with SAP, Applicable Law and sound actuarial practice, consistently applied, in every case net of all appropriate deductions, assets and contra-liabilities, including all Reinsurance Recoverables. For the avoidance of doubt, the Parties acknowledge that the Ceding Companies determined that the Carried Reserves as of the Valuation Date were equal to one billion twenty-three million seven hundred thousand Dollars ($1,023,700,000).

J.	“Claim(s)” means any and all claims, requests, demands or notices for payment of losses or any other amounts due or alleged to be due under or in connection with the Subject Business.

K.	“Company Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by the Ceding Companies to the Reinsurer in connection with, and constituting a part of, this Contract.

L.	“Control” with respect to the relationship between or among two or more Persons, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of securities, as trustee or executor, by contract or otherwise, including the ownership, direct or indirect, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person (whether or not another Person has similar rights upon the occurrence of specified events), and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

M.	“Data Room” means the virtual data room coordinated by the Intermediary on behalf of the Ceding Companies in respect of (i) the transaction contemplated by this Contract or (ii) any other potential reinsurance transaction involving the Ceding Companies since March 1, 2024.

N.	“Domicile” means the jurisdiction in which a particular entity is domiciled.

O.	“Eligible Investments” means:

1.	“Cash”, consisting of cash (United States legal tender);

2.	certificates of deposit issued by a United States bank and payable in United States legal tender;

3.	cash equivalents and short-term credit instruments, including U.S. dollar cash equivalents, U.S. treasury money market funds, U.S. government treasury bills, investment grade commercial paper or similar credit instruments remaining maturities of one year or less, or money market funds investing in such commercial paper or similar credit instruments;

4.	securities constituting debt, obligations or preferred stock denominated in U.S. dollars and issued by any solvent issuer that at the time of deposit (i) are not in default as to principal, interest or redemption price and (ii) are rated investment grade;

5.	asset-backed securities issued by trusts or special purpose entities that at the time of deposit (i) are not in default as to principal, interest or redemption price and (ii) are rated investment grade;

6.	to the extent not already listed above, investments permitted by the Ohio Insurance Code, provided, that the investments in or issued by an entity controlling, controlled by or under common control with either the Reinsurer or any applicable Ceding Company shall not exceed five percent (5%) of the total investments in the trust accounts established pursuant to the Trust Agreements;

provided, that, any such Eligible Investments set forth in clauses (2), (3), (4) and (5) are listed by the securities valuation office (“SVO”) of the National Association of Insurance Commissioners (NAIC), including those deemed exempt from filing as defined by the “Purposes and Procedures Manual of the SVO,” and qualify as admitted assets under SAP.

P.	“Execution Date” means November 11, 2024.

Q.	“Extra-Contractual Obligations” means those liabilities not arising under or relating to the express terms of the underlying Policies included in the Subject Business that arise from the handling of any Claim on Subject Business (including liability for fines, damages, penalties, forfeitures or similar charges of a penal or disciplinary nature), such liabilities arising because of, but not limited to, the following: failure by a Ceding Company or any Affiliate or any TPA acting on behalf of a Ceding Company or any Affiliate to settle within the Policy limit; by reason of alleged or actual negligence, misconduct, fraud or bad faith in rejecting an offer of settlement or in the handling of Claims or losses; in the preparation of the defense or in the trial of any action against its insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action, including any such punitive, exemplary, compensatory and consequential damages. An Extra-Contractual Obligation shall be deemed to have occurred on the same date as the Net Loss covered under the Policy and shall constitute part of the original Net Loss.

R.	“Federal Excise Tax” (or “FET”) means US federal tax imposed pursuant to Section 4371 of the Internal Revenue Code of 1986 and regulations promulgated thereunder, as amended from time to time.

S.	“Financial Statements” means audited statutory financial statements of the Ceding Companies as required to be filed with applicable insurance Governmental Authorities.

T.	“Full Statutory Reinsurance Credit” means one hundred percent credit for the reinsurance ceded by the Ceding Companies to the Reinsurer under this Contract as reported by the Ceding Companies in their (i) Financial Statements as filed by the Ceding Companies in their Domiciles and/or (ii) supplemental statutory statements filed by the Ceding Companies in each state where the Ceding Companies are licensed and required to file supplemental statements.

U.	“Funding Trigger” means that:

1.	a Ceding Company does not or will not obtain Full Statutory Reinsurance Credit for the reinsurance under this Contract;

2.	the Reinsurer, after having had a Standard & Poor’s (“S&P”) or A.M. Best Company (“A.M. Best”) rating at or after the inception of this Contract, (i) has a S&P Insurer Financial Strength Rating of lower than “BBB+” or an A.M. Best rating of lower than “A-”; or (ii) ceases to have any S&P Insurer Financial Strength or A.M. Best rating (including a designation of “not rated” or “NR”); or

3.	the Reinsurer’s policyholders’ surplus or the equivalent as reported in the financial statements of the Reinsurer falls below two hundred million Dollars ($200,000,000).

V.	“Governmental Authority” means any (1) nation, principality, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nature; (2) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, tax authority or unit and any court or other tribunal (foreign, federal state or local); (3) Person, or body entitled to exercise any executive, legislative, judicial, administrative, regulatory, police, military or tax authority; or (4) arbitrator or arbitration panel having jurisdiction over a particular matter.

W.	“IBNR” means reserves, determined in accordance with SAP, for incurred but not yet reported Net Loss.

X.	“Interim Period” means the period between the Execution Date and the earlier of the Closing Date or termination of this Contract.

Y.	“Knowledge” of a Ceding Company” means, as it relates to any fact or other matter, the actual knowledge after reasonable inquiry of Jim Gunson (Group Chief Claims Officer), Mike Hoffmann (Group Chief Underwriting Officer) and Jim McCoy (Group Chief Actuary).

Z.	“Loss in Excess of Policy Limits” means Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by a Ceding Company or any Affiliate or any TPA acting on behalf of a Ceding Company or any Affiliate to settle within the Policy limit; by reason of alleged or actual negligence, misconduct, fraud or bad faith in rejecting an offer of settlement or in the handling of Claims or Losses; in the preparation of the defense or in the trial of any action against its insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action. A Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the Loss covered under the Policy and shall constitute part of the original Loss. For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which a Ceding Company or its Affiliate would have been contractually liable to pay had it not been for the limit of the original Policy.

AA.	“Market Value” means the fair market value price for which an asset could be sold in a transaction on the open market between an unrelated buyer and seller, with neither under any obligation to do so, as provided by Bloomberg, the Kroll Valuation Advisory Services, or another third-party valuation provider of national reputation reasonably acceptable to the Ceding Companies.

BB.	“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Subject Business, taken as a whole, or on the Net Loss reinsured under this Contract but excluding any such effect to the extent resulting from, arising out of, or relating to: (1) general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices); (2) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Subject Business operates; (3) any change or proposed change in SAP or Applicable Law, or the interpretation or enforcement thereof by a Governmental Authority; (4) natural disasters, catastrophic events, communicable disease (including COVID-19, its variants, or any other epidemic or pandemic), hostilities, acts of war or terrorism, or any escalation or worsening thereof; (5) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Contract, the failure to take any action prohibited by this Contract, or the public announcement of, or consummation of, any of the transactions contemplated hereby or thereby; (6) the identity of or facts related to the Reinsurer or the effect of any action taken by the Reinsurer or its Affiliates, or taken by any Ceding Company or any of its Affiliates at the written request of the Reinsurer or with the Reinsurer’s prior written consent; (7) a change of Control of either Ceding Company or its Affiliates; (8) any downgrade or threatened downgrade in the rating or outlook assigned by any rating agency to any Ceding Company or any of its debt instruments; or (9) any failure of any Ceding Company to meet any financial projections, forecasts, predictions, or targets (provided, that clauses (8) and (9) shall not exclude the underlying causes of any such matters).

CC.	“Material Third-Party Reinsurance Agreements” means the Third-Party Reinsurance set forth on Schedule F to the 2023 Statutory Financials as to which there were recoverables or other receivables with respect to the Subject Business, in the aggregate, equal to or exceeding one million Dollars ($1,000,000) as of December 31, 2023.

DD.	“Net Loss” means, without duplication, all amounts paid or payable by or on behalf of the Ceding Companies or their Affiliates on and after the Effective Date with respect to the Subject Business, including, for the avoidance of doubt and without limitation: (1) Allocated Loss Adjustment Expenses, (2) Policy benefits, (3) liabilities incurred by the Ceding Companies related to premium earned in connection with the Subject Business, (4) unclaimed property liabilities arising under the underlying Policies whether occurring prior to, on or after the Effective Date, (5) Reinsured Extra-Contractual Obligations and (6) Reinsured Loss in Excess of Policy Limits; provided, that “Net Loss” shall exclude (i) Extra-Contractual Obligations (other than Reinsured Extra-Contractual Obligations) and Loss in Excess of Policy Limits (other than Reinsured Loss in Excess of Policy Limits); (ii) Unallocated Loss Adjustment Expenses; (iii) Third-Party Administrator Expenses (except to the extent allocable to any Claims); (iv) any liability of the Ceding Companies to pay taxes or assessments, whether paid directly by the Ceding Companies or billed to the Ceding Companies or by or through a policyholder, other insured or reinsured, regardless of whether such tax is denominated as income tax, excise tax, premium tax, surplus lines tax, or any other tax assessment; and (v) all ex-gratia payments (being any payment (a) for which there is no legal obligation on the part of the Ceding Companies under the terms and conditions of a Policy or (b) made solely to maintain the good will of a beneficiary, policyholder, producer or other person (other than pursuant to Applicable Law) unless the Reinsurer shall have consented thereto or directed them in writing; provided, that contested coverage settlements shall not be considered ex-gratia payments where settlements are made under a good faith belief of reasonable risk that coverage would be found to exist under Applicable Law).

EE.	“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

FF.	“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture, firm, association, organization or other entity, including a Governmental Authority.

GG.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, bound, accepted, assumed, or held covered provisionally or otherwise, by or on behalf of the Ceding Companies or their Affiliates.

HH.	“Privileged Documents or Information” means any documents or information (1) that are Attorney-Client Privilege Documents and/or Work Product Privilege Documents, or (2) with respect to which the Ceding Companies or their Affiliates, as applicable, are subject to legal or contractual obligations of confidentiality or non-disclosure.

II.	“Recapture Amount” means an amount calculated as follows: (1) Reinsurance Premium, minus (2) any amounts paid by the Reinsurer to the Ceding Companies under this Contract as of the Recapture Effective Time.

JJ.	“Recapture Trigger” means:

1.	the Reinsurer has been ordered by a state insurance department or other Governmental Authority to cease writing business, or has been placed under regulatory supervision or in rehabilitation;

2.	the Reinsurer has become (whether voluntarily or otherwise) insolvent, or has become the subject of any liquidation, rehabilitation, receivership, supervision, conservation, or bankruptcy action or similar or comparable proceeding (whether judicial or otherwise) or has proposed a scheme of arrangement or similar or comparable procedure;

3.	the Reinsurer has transferred all or substantially all of its claims-paying authority or in any other way has assigned its interests or delegated its obligations under this Contract to an Unaffiliated Entity;

4.	the Reinsurer has engaged in a process of scheme of arrangement or similar procedure related to this Contract;

5.	a Funding Trigger has occurred and the Reinsurer fails to fund the Collateral Funding Amount as required in accordance with the terms of Article 13 (Credit for Reinsurance; Funding), and such failure continues for thirty (30) calendar days after the required funding date under Article 13 (Credit for Reinsurance; Funding);

6.	the Reinsurer fails to (i) pay the Ceding Companies any amount due under this Contract, or (ii) perform or observe any of the other material terms and conditions of this Contract; provided, that in the case of the foregoing clauses (i) and (ii), such failure continues for thirty (30) calendar days after the Ceding Companies notify the Reinsurer in writing of such failure;

7.	a Ceding Company does not obtain Full Statutory Reinsurance Credit for the reinsurance under this Contract due to the action or omission of the Reinsurer, and the inability to obtain such Full Statutory Reinsurance Credit continues for more than thirty (30) calendar days or until December 31 of such calendar year, whichever is earlier;

8.	the Reinsurer’s policyholders’ surplus or the equivalent as reported in the financial statements of the Reinsurer falls below two hundred million Dollars ($200,000,000);

9.	the Reinsurer has not filed its quarterly or annual statements with regulatory authorities on or before the date due for such statements and such failure continues for thirty (30) calendar days after such due date; or

10.	the Reinsurer has utilized a regulatorily-permitted novation or commutation of this Contract without the Ceding Companies’ prior written consent.

KK.	“Regulatory Approvals” means the authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, notice, filing or registration by or with a Governmental Authority required in connection with the transactions contemplated by this Contract, as listed on Schedule 2 hereto.

LL.	“Reinsurance Premium” means an amount equal to fifty-two million seven hundred sixty-five thousand one hundred fifty-two Dollars ($52,765,152), subject to the deduction as set forth in Article 14(B)(1) (Federal Excise Tax).

MM.	“Reinsurance Recoverables” means amounts receivable or actually received by the Ceding Companies under Third-Party Reinsurance.

NN.	“Reinsured Extra-Contractual Obligations” means Extra-Contractual Obligations that arise out of any act, error or omission in the administration of the Subject Business after the Closing Date (1) by the Reinsurer or its Affiliates or (2) by the Ceding Companies or their Affiliates taken or not taken at the written direction of the Reinsurer or its Affiliates, after informed consultation by the Ceding Companies with the Reinsurer in which the Ceding Companies disclosed all material facts and information to the Reinsurer.

OO.	“Reinsured Loss in Excess of Policy Limits” means Loss in Excess of Policy Limits that arises out of any act, error or omission in the administration of the Subject Business after the Closing Date (1) by the Reinsurer or its Affiliates or (2) by the Ceding Companies or their Affiliates taken or not taken at the written direction of the Reinsurer or its Affiliates, after informed consultation by the Ceding Companies with the Reinsurer in which the Ceding Companies disclosed all material facts and information to the Reinsurer.

PP.	“Reinsurer’s Share of Reserves” means the Reinsurer’s share of the Carried Reserves pursuant to the reinsurance cover provided under this Contract, as adjusted to reflect the Retention and determined in accordance with SAP or Applicable Law (as applicable to the Ceding Companies), but in any event subject to a maximum of the Remaining Limit.

QQ.	“Remaining Limit” means (1) the Aggregate Limit minus (2) the Covered Losses previously paid by the Reinsurer to the Ceding Companies in respect of Ultimate Net Loss.

RR.	“Reporting Period” means the period beginning on the first day of a calendar quarter and ending on the last day of such calendar quarter (or, for the last Reporting Period, on the date of termination or recapture of this Contract), provided, that the first (1st) Reporting Period shall be the period beginning on the Effective Date and ending on the last day of the calendar quarter during which Closing occurs.

SS.	“Representative” means, with respect to any Person, such Person’s Affiliate, officers, directors, authorized board representative, employees, managing directors, agents, advisors, attorneys or consultants of such Person or an Affiliate of such Person.

TT.	“SAP” means, as to any Party, the statutory accounting principles prescribed or permitted by the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such entity is domiciled.

UU.	“Terminal Accounting and Settlement Report” means a report in the form attached hereto as Exhibit A.

VV.	“Third-Party(ies)” means any Person, other than the Ceding Companies’ Affiliates, which is not a Party to this Contract.

WW.	“Third-Party Administrator” (or “TPA”) means any Third-Party appointed to carry out the whole or part of the claims handling in respect of the Subject Business hereunder.

XX.	“Third-Party Administrator Expenses” means all amounts paid or payable to TPAs on or after the Effective Date in connection with the administration of the Subject Business.

YY.	“Third-Party Reinsurance” means any contracts of reinsurance with a Third-Party Reinsurer in place as of the Effective Date that inure to the benefit of the Ceding Companies or their Affiliates and cover the Subject Business hereunder.

ZZ.	“Third-Party Reinsurer” means a Third-Party acting as a reinsurer under a Third-Party Reinsurance contract that is not an Affiliate of the Ceding Companies.

AAA.	“Trust Requirements” means those requirements set forth on Exhibit C hereto.

BBB.	“Ultimate Net Loss” means Net Loss, net of all Reinsurance Recoverables and net of Salvages actually received by the Ceding Companies related to the Subject Business.

CCC.	“Unaffiliated Entity” as used herein shall mean an entity that is not the parent, subsidiary or sister entity at any tier of the Reinsurer.

DDD.	“Unallocated Loss Adjustment Expense” means those costs and expenses associated with the service and management of the Subject Business that cannot be allocated to a specific claim for Net Loss and consisting of, but not limited to, the salaries, benefits, other compensation and expenses of personnel of the Ceding Companies or their Affiliates or office overhead or similar internal costs of the Ceding Companies or their Affiliates.

EEE.	“Valuation Date” means December 31, 2023.

FFF.	“Work Product Privilege Documents” means communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Ceding Companies or their Affiliates, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.

Article 3
Effective Date

This Contract shall take effect January 1, 2024 at 12:01 a.m. Eastern Standard Time (the “Effective Date”) and shall remain in effect until the earliest to occur of:

A.	The date on which all obligations and liabilities of the Ceding Companies in respect of Ultimate Net Loss are terminated or extinguished and all amounts due to the Ceding Companies hereunder with respect to Ultimate Net Loss have been paid or otherwise satisfied by the Reinsurer;

B.	The date on which this Contract is terminated by the mutual written consent of the Parties;

C.	The date on which the Aggregate Limit is exhausted by payments of Ultimate Net Loss by the Reinsurer to the Ceding Companies; or

D.	The date on which this Contract is terminated or recaptured in accordance with the terms and conditions herein

(any such date, the “Termination Date”).

Article 4
Territory, Duration and Recapture

A.	Territory. The territorial limits of this Contract shall be identical with those of the Ceding Companies’ Policies covered hereunder.

B.	Duration. This Contract shall commence on the Closing Date, with effect from the Effective Date, and continue in force until the Termination Date; provided, that the following provisions shall commence on and be effective from the Execution Date and continue until the Termination Date or the date this Contract is terminated pursuant to Article 8 (Pre-Closing Termination), whichever is earlier: Article 2 (Definitions), Article 8 (Pre-Closing Termination), Article 10 (Transactions to be Effected at or prior to the Closing), Article 11 (Pre-Closing Covenants), Article 20 (Representations and Warranties), Article 21 (Notices), Article 22 (Arbitration), Article 23 (Expedited Arbitration), Article 25 (Entire Agreement), Article 26 (Governing Law), Article 27 (Waiver and Amendment), Article 28 (Severability), Article 32 (Mode of Execution), Article 36 (Currency), Article 37 (Construction), Article 38 (Assignment), and Article 39 (No Third-Party Rights).

C.	Recapture Effective Time. The Reinsurer shall provide written notice to the Ceding Companies of the occurrence of a Recapture Trigger promptly but in any case no later than fifteen (15) calendar days after the occurrence of a Recapture Trigger. Following the occurrence of any Recapture Trigger, the Ceding Companies shall have the right, but not the obligation, to recapture in full the Reinsurer’s liability for the Covered Losses, by giving written notice to the Reinsurer within ninety (90) calendar days of the later of the Ceding Companies receiving notice from the Reinsurer of such Recapture Trigger or the Ceding Companies otherwise learning about the Recapture Trigger so long as such Recapture Trigger is then continuing. Any notice of recapture shall state the effective date and time of the recapture (the “Recapture Effective Time”), which shall be not earlier than the date of the notice of recapture and shall not be later than the date falling sixty (60) calendar days after the date of the notice of recapture or the following quarter-end, whichever is later.

D.	Payment of Recapture Amount. Following any notice of recapture pursuant to paragraph C above, the Ceding Companies shall deliver or cause to be delivered to the Reinsurer within thirty (30) Business Days after delivery of the recapture notice a Terminal Accounting and Settlement Report. Within ten (10) Business Days after the finalization of such Terminal Accounting and Settlement Report pursuant to this Article, the Recapture Amount specified in the Terminal Accounting and Settlement Report shall be payable to the Ceding Companies by the Reinsurer by wire transfer of immediately available funds into an account designated by the Ceding Companies and/or transfer of Eligible Investments to the Ceding Companies, in the aggregate having a Market Value equal to the Recapture Amount. The payment of the Recapture Amount upon recapture shall constitute a complete and final release of the Reinsurer and the Ceding Companies in respect of any and all known and unknown present and future obligations or liability of any nature to the Ceding Companies or the Reinsurer, respectively, under this Contract.

E.	Inspection Rights. After receipt by the Reinsurer from the Ceding Companies of the Terminal Accounting and Settlement Report provided for in paragraph D above, and until such time as such reports are finalized, the Reinsurer and its Representatives shall have, upon reasonable prior written notice, access during normal business hours to the personnel and working papers of the Ceding Companies relating to such reports and items set forth thereon. The Reinsurer shall have the right to review such reports and comment thereon for a period of thirty (30) Business Days after receipt of such reports. Any changes in such reports that are agreed to by the Parties within such thirty (30) Business Day review period shall be incorporated into the final reports. In the event the Reinsurer does not dispute such reports within such thirty (30) Business Day review period, such reports shall be deemed final.

F.	Dispute Resolution for Termination and Recapture Matters.

1.	In the event that a dispute arises regarding any item or items in the Terminal Accounting and Settlement Report, and such dispute is not resolved during the above-mentioned thirty (30) Business Day review period, such dispute will be resolved in accordance with the dispute resolutions procedures set forth in paragraph I of Article 9 (Reports and Settlements), mutatis mutandis.

2.	Following final resolution of the Terminal Accounting and Settlement Report pursuant to either paragraph E or sub-paragraph 1 above, the Recapture Amount shall be paid by the Reinsurer to the Ceding Companies in accordance with the requirements of paragraph D above. The amount of any payment to be made pursuant to this sub-paragraph 2 shall bear interest from the date of the Accounting and Actuarial Firm’s determination of the Recapture Amount but excluding the date of payment at a rate per annum equal to 4.5% during the period from such determination date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

G.	Effect of Termination or Recapture. Upon termination or recapture of this Contract in accordance with its terms, this Contract shall be of no further force or effect, and all liabilities and obligations of the Reinsurer and the Ceding Companies hereunder shall terminate.

Article 5
Exclusions

This Contract shall not cover and specifically excludes:

A.	Net Loss paid by the Ceding Companies before the Effective Date;

B.	Net Loss attaching to premium earned before January 1, 2010 or after the Effective Date;

C.	All Extra-Contractual Obligations (other than Reinsured Extra-Contractual Obligations) and Losses in Excess of Policy Limits (other than Reinsured Loss in Excess of Policy Limits); and

D.	Any business not provided under Subject Business herein.

Article 6
Reinsurance Premium

As consideration for the reinsurance by the Reinsurer provided under this Contract, the Ceding Companies shall pay to the Reinsurer, on the Closing Date, an amount equal to the Reinsurance Premium to an account previously designated by the Reinsurer in writing.

Article 7
Administration

A.	Subject to the provisions of this Article, including Schedule 3, as respects the Subject Business, the Ceding Companies and their Affiliates shall retain all administrative, management and other services, including, without limitation, with respect to (1) the investigation, adjustment, administration, denial, settlement, compromise, payment and other disposition of Claims; and (2) the administration, billing, pursuit, compromise and collection of amounts due under Third-Party Reinsurance (including by way of commutation) and the pursuit and collection of Salvages related to the Subject Business (collectively, the “Administrative Services”). In the case of claims handling performed by TPAs, the provisions of paragraph D below shall apply. Subject to Schedule 3, the Ceding Companies and their Affiliates shall, acting in good faith, retain full discretion with respect to the Administrative Services, including to adjust, settle or compromise all Claims and losses. With respect to losses subject to this Contract, all loss settlements made by the Ceding Companies, directly or through their Affiliates, whether under strict Policy terms or by way of compromise, shall be binding on the Reinsurer. Notwithstanding the foregoing, the Ceding Companies shall, and shall cause the TPAs to, administer the Subject Business subject to the Reinsurer’s oversight as described on Schedule 3 attached hereto.

B.	Without limiting the generality of the foregoing (but subject to the rights of the Reinsurer set forth in Schedule 3), the Ceding Companies and their Affiliates shall, acting in good faith, retain ultimate authority with respect to the handling of Claims, of all regulatory matters with respect to the Subject Business and with respect to all matters that could materially adversely impact the Ceding Companies’ reputation.

C.	The Ceding Companies and their Affiliates shall administer the Subject Business (1) with the care, skill, expertise, prudence and diligence that would be expected from experienced and qualified personnel performing such duties in like circumstances; (2) in accordance with the terms of the applicable Policies included in the Subject Business; (3) in compliance with Applicable Law; and (4) at a level no lower than the service standards applied by the Ceding Companies or their Affiliates (as the case may be) to other comparable insurance business of the Ceding Companies or their Affiliates (as the case may be). The Ceding Companies, directly or through their Affiliates, shall retain and utilize vendors that they deem reasonably necessary in the performance of claims-handling services under this Contract, including, but not limited to, attorneys, estimators, appraisers, investigators, independent adjusters, experts or other advisors, collection companies, and any other claims-related vendors deemed necessary in the administration of any Subject Business Claim. The costs of any such vendors shall constitute Allocated Loss Adjustment Expenses under this Contract.

D.	The Ceding Companies, directly and through their Affiliates, shall cooperate, and use commercially reasonable efforts to cause any applicable TPAs to cooperate, in all reasonable respects with the Reinsurer, including, but not limited to, ensuring that any relevant TPA permits the Ceding Companies to comply with Schedule 3 in respect of the business administered by such TPA, and providing to the Reinsurer, as the Reinsurer may reasonably request, all relevant information about the Claims and being reasonably available to discuss individual Claims with the Reinsurer; provided, that in no circumstances shall the Reinsurer be entitled to any Privileged Documents or Information.

Article 8
Pre-Closing Termination

A.	Termination of Agreement. This Contract may be terminated at any time prior to the Closing:

1.	by the Ceding Companies, on the one hand, or the Reinsurer, on the other hand, in writing, if there shall be any Order that prohibits or restrains either Party from consummating the transactions contemplated hereby, and such Order shall have become final and non-appealable; provided, that the Party seeking to terminate this Contract pursuant to this sub-paragraph 1 shall have performed in all material respects its obligations under this Contract, acted in good faith, and, if binding on such Party, used reasonable best efforts to prevent the entry of, and to remove, such Order in accordance with its obligations under this Contract;

2.	by the Ceding Companies, on the one hand, or the Reinsurer, on the other hand, in writing, if the Closing has not occurred on or prior to ninety (90) calendar days after the Execution Date (the “Deadline Date”), unless the failure of the Closing to occur is the result of a material breach of this Contract by the Party seeking to terminate this Contract pursuant to this sub-paragraph 2; provided, that, if on the Deadline Date either of the conditions set forth in sub-paragraph D(1) of Article 10 (Transactions to be Effected at or Prior to the Closing) has not been satisfied, upon the written notice of either Party to the other Party, the Deadline Date shall be extended for another sixty (60) calendar days;

3.	by either the Ceding Companies, on the one hand, or the Reinsurer, on the other hand, (but only so long as the Ceding Companies, on the one hand, or the Reinsurer, on the other hand, as applicable, is not in material breach of their respective obligations under this Contract) in writing, if a breach of any provision of this Contract that has been committed by the other Party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching Party, and such breach is not subsequently waived by the non-breaching Party or, if capable of being cured, is not cured within thirty (30) calendar days after the breaching Party receives written notice from the non-breaching Party that the non-breaching Party intends to terminate this Contract pursuant to this sub-paragraph 3; or

4.	by mutual written consent of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand.

B.	Effect of Termination. If this Contract is terminated pursuant to the above paragraph A, this Contract shall become null and void and of no further force and effect without liability of either the Ceding Companies, on the one hand, or the Reinsurer, on the other hand (or any Representative of such Party) to the other Party; provided, that no such termination shall relieve a Party from liability for any breach of this Contract prior to such termination. Notwithstanding the foregoing, the following provisions shall survive termination hereof pursuant to the above paragraph A: this paragraph B (Effect of Termination), Article 2 (Definitions), Article 18 (Confidentiality), Article 21 (Notices), Article 22 (Arbitration), Article 23 (Expedited Arbitration), Article 25 (Entire Agreement), Article 26 (Governing Law), Article 27 (Waiver and Amendment), Article 28 (Severability), Article 32 (Mode of Execution), Article 36 (Currency), Article 37 (Construction), Article 38 (Assignment), and Article 39 (No Third-Party Rights). If this Contract is terminated pursuant to the above paragraph A, (1) the Reinsurer shall return or destroy all documents received from the Ceding Companies, their Affiliates, and their Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Ceding Companies, and (2) all Confidential Information received by the Reinsurer with respect to the Ceding Companies shall be treated in accordance with Article 18 (Confidentiality) of this Contract.

Article 9
Reports and Settlements

A.	The Ceding Companies shall prepare and deliver a report with the information listed in paragraph B below, substantially in the form of Exhibit B attached hereto, with such accounting and journal entries and details (1) as may be necessary and customary to enable the Reinsurer to determine the amounts owed hereunder, as the case may be, and (2) as may be required to permit the Reinsurer to prepare, make and file necessary or required financial and statistical reports and financial statements or otherwise comply with Applicable Law (the “Quarterly Report”) with respect to the Subject Business.

B.	Within sixty (60) calendar days following the end of each Reporting Period, the Ceding Companies shall deliver the Quarterly Report to the Reinsurer specifying the balance due from the Reinsurer in respect of the Subject Business. Each Quarterly Report shall include, without limitation, the amount of the following on a quarterly and cumulative basis, as at the close of the applicable Reporting Period:

1.	amounts paid or payable in respect of the Ultimate Net Loss;

2.	amount of Carried Reserves and the Reinsurer’s Share of Reserves;

3.	a statement of any amount(s) payable by the Reinsurer or, at termination of this Contract, the Ceding Companies, as applicable;

4.	amounts paid or payable toward the Aggregate Limit; and

5.	any other information in connection with settlements hereunder reasonably requested by the Reinsurer.

C.	In addition, subject to the frequency specified in each of the sub-paragraphs (1) through (4) below, the Ceding Companies shall prepare and deliver to the Reinsurer the following materials with respect to the Subject Business within a reasonable time after the information required to prepare such materials becomes available (provided, if such materials contain material non-public information, such materials will be delivered to the Reinsurer after such material non-public information is made public):

1.	accident year triangles by Schedule P statutory line of business with the Other Liability Occurrence line of business further split into habitational versus non-habitational and prepared on the same basis as previously provided, updated quarterly;

2.	on a quarterly basis, the specific statement of the Reinsurer’s Share of Reserves as required in Article 13, paragraph L;

3.	on an annual basis, the Ceding Companies’ updated view of Carried Reserves by line of business and accident year; and

4.	on an annual basis, the Ceding Companies’ annual third-party actuarial opinion; provided, that the Reinsurer signs a release letter that is acceptable to the third-party actuarial firm that produced such opinion.

D.	The Quarterly Reports and other quarterly or annual reporting requirements outlined in this Article shall continue until the final settlement of all liabilities under this Contract.

E.	The Reinsurer shall deliver to the Ceding Companies a copy of its audited annual statutory financial statements and its unaudited quarterly statutory financial statements, in each case within fifteen (15) calendar days following the filing thereof with the insurance regulatory Governmental Authority having jurisdiction over the Reinsurer.

F.	The Parties shall conduct quarterly settlements based upon the Quarterly Reports provided in paragraph A above evidencing the amount due. Any payment or transfer of amounts due shall be made within thirty (30) calendar days after receipt of each such Quarterly Report. Payments shall be paid via electronic transfer of funds between the Parties.

G.	In no event shall an obligation of the Reinsurer to make a payment due to the Ceding Companies be postponed or delayed as a result of any pending or threatened dispute of a Claim, except for amounts that are disputed in good faith by the Reinsurer (which the Reinsurer shall be entitled to withhold pending resolution of such dispute in accordance with paragraph I below).

H.	Each Party shall furnish the other Party with such records, reports and information with respect to the reinsurance under this Contract as may be reasonably required for such other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Authority or to prepare and complete such other Party’s quarterly and annual financial statements.

I.	Any dispute between the Parties with respect to the accounting of an amount due under this Article that cannot be resolved by the Parties within fifteen (15) calendar days shall be referred to the Accounting and Actuarial Firm. The Parties shall promptly submit their positions and supporting documentation to the Accounting and Actuarial Firm following the engagement of the Accounting and Actuarial Firm. Within thirty (30) calendar days of such submission, the Accounting and Actuarial Firm shall, acting as an expert and not as an arbitrator, in light of the evidence provided by the Parties, determine the calculations in dispute within the range of difference between the Reinsurer’s position thereto and the Ceding Companies’ position thereto. The determination made by the Accounting and Actuarial Firm shall be conclusive and binding upon the Parties, absent fraud or clear and manifest error. The final determination of the Accounting and Actuarial Firm shall be an expert determination under Applicable Law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to any such final determination, including enforcement of such final determination, shall be resolved by arbitration in accordance with Article 22 (Arbitration). The fees and disbursements of the Accounting and Actuarial Firm in connection with the resolution of any such dispute shall be allocated between the Ceding Companies and the Reinsurer by the Accounting and Actuarial Firm in accordance with its judgment as to the relative merits of the Parties’ positions in respect of the dispute. For the avoidance of doubt, this paragraph I shall not apply to any dispute between the Parties with respect to the interpretation of any provision, term or condition of this Contract.

Article 10
Transactions to be Effected at or prior to the Closing

A.	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the fifth (5th) Business Day following the satisfaction or waiver of all the conditions set forth in this Article (other than those conditions that by their terms can only be performed or satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or on another date as the Parties may mutually agree in writing (the date on which the Closing occurs being the “Closing Date”). The Parties shall promptly notify each other upon the satisfaction or waiver of the conditions set forth in this Article, including the receipt of all Regulatory Approvals.

B.	Ceding Companies’ Deliveries. On the Closing Date, the Ceding Companies shall make the payment of the Reinsurance Premium as contemplated in Article 6 (Reinsurance Premium). In addition, at or prior to the Closing, the Ceding Companies shall deliver to the Reinsurer:

1.	a certificate of the Ceding Companies duly executed by their respective authorized officers, dated as of the Closing Date, certifying as to the Ceding Companies’ compliance with the conditions set forth in sub-paragraphs F(1) and 2 below; and

2.	an officer’s certificate of each Ceding Company certifying that attached thereto are specimen signatures of Persons who are authorized to sign this Contract on behalf of such Ceding Company.

C.	Reinsurer’s Closing Deliveries. Upon the Reinsurer’s receipt of the Reinsurance Premium as contemplated in Article 6 (Reinsurance Premium), the Reinsurer shall assume the reinsurance of the Subject Business as of the Effective Date in accordance with the terms of this Contract. In addition, at or prior to the Closing, the Reinsurer shall deliver to the Ceding Companies:

1.	a certificate of the Reinsurer duly executed by its authorized officer, dated as of the Closing Date, certifying as to the Reinsurer’s compliance with the conditions set forth in sub-paragraphs E(1) and 2 below; and

2.	an officer’s certificate of the Reinsurer certifying that attached thereto are specimen signatures of Persons who are authorized to sign this Contract on behalf of the Reinsurer.

D.	Conditions to Each Party’s Obligations. The obligations of the Ceding Companies and the Reinsurer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Ceding Companies and the Reinsurer in writing at or prior to the Closing of the following conditions:

1.	all Regulatory Approvals shall have been obtained or made and shall be in full force and effect, each without the imposition of a Burdensome Condition, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated; and

2.	no temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction and no statute, rule, or regulation of any Governmental Authority preventing the consummation of the material transaction contemplated by this Contract shall be in effect; provided, that the Party asserting the failure of this condition shall have used its reasonable best efforts to have any such Order or injunction vacated.

If the Closing occurs, all conditions set forth in this paragraph D that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Reinsurer and the Ceding Companies.

E.	Conditions to Obligations of the Ceding Companies. In addition to the satisfaction or waiver of the conditions set forth in paragraph D of this Article 10 (Conditions to Each Party’s Obligations), the obligations of the Ceding Companies to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Ceding Companies in writing at or prior to the Closing of the following conditions:

1.	The representations and warranties of the Reinsurer set forth in this Contract (without giving effect to any limitation set forth therein as to materiality) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of the Reinsurer to consummate any of the transactions contemplated by this Contract;

2.	The Reinsurer shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Contract on or prior to the Closing Date; and

3.	The Reinsurer shall have delivered or caused to be delivered to the Ceding Companies each of the documents required to be delivered pursuant to paragraph C of this Article 10 (Reinsurer’s Closing Deliveries).

If the Closing occurs, all conditions set forth in this paragraph E that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Ceding Companies.

F.	Conditions to Obligations of the Reinsurer. In addition to the satisfaction or waiver of the conditions set forth in paragraph D of this Article 10 (Conditions to Each Party’s Obligations), the obligations of the Reinsurer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Reinsurer in writing at or prior to the Closing of the following conditions:

1.	The representations and warranties of the Ceding Companies set forth in this Contract (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

2.	The Ceding Companies shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by them under this Contract on or prior to the Closing Date; and

3.	The Ceding Companies shall have delivered or caused to be delivered to the Reinsurer each of the documents required to be delivered pursuant to paragraph B of this Article 10 (Ceding Companies’ Deliveries).

If the Closing occurs, all conditions set forth in this paragraph F that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Reinsurer.

Article 11
Pre-Closing Covenants

A.	Conduct of the Subject Business. Except as expressly required by this Contract or as required by Applicable Law or SAP, the Ceding Companies shall operate the Subject Business in the ordinary course and shall not, and shall cause their respective Affiliates not to, without the prior written consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned, or delayed):

1.	enter into any new reinsurance agreements with respect to the Subject Business;

2.	materially change any claims handling or reserving policy, practice or procedure with respect to the Subject Business except for changes to actuarial methods or assumptions deemed necessary or appropriate by the Ceding Companies’ actuaries in their professional judgment; or

3.	enter into a binding agreement to take any of the foregoing actions.

B.	Pre-Closing Access to Records. Article 17 (Access to Records) and Article 18 (Confidentiality) shall apply during the Interim Period, mutatis mutandis.

C.	Consents, Approvals and Filings.

1.	Subject to the terms and conditions hereof, the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall each use their reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Contract; and (ii) to obtain as promptly as practicable all necessary permits, Orders, or other consents, approvals or authorizations of Governmental Authorities and consents or waivers of all other Third-Parties necessary in connection with the consummation of the transactions contemplated by this Contract (including but not limited to those set forth in Schedule 2 attached hereto).

2.	In connection with this paragraph C, the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable (but in any case no later than fifteen (15) Business Days after the Execution Date) in order to facilitate prompt consummation of the transactions contemplated by this Contract, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by this Contract, and shall defend or contest in good faith any Action by any Third-Party (including any Governmental Authority), whether judicial or administrative, challenging this Contract or the transactions contemplated hereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated hereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by this Contract by any Governmental Authority, and shall consent to and comply with any condition imposed by any Governmental Authority on its grant of any such permit, Order, consent, approval, or authorization; provided, that neither the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, nor any of their respective Affiliates shall have to agree to any Burdensome Condition.

3.	Each of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall provide to the other Party copies of applications or other material communications to Governmental Authorities in connection with this Contract in advance of the filing or submission thereof (subject to such Party’s right to redact or exclude any information that such Party determines is proprietary or competitively sensitive).

4.	Without limiting the generality of the foregoing, the Parties shall use commercially reasonable efforts to avoid the imposition or occurrence of any Burdensome Condition by a Governmental Authority. The Parties shall confer in good faith for a reasonable period of time to: (i) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition, and (ii) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact such that the impact would no longer be a Burdensome Condition.

D.	Public Announcements. Each of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Contract and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Party following such consultation (such approval not to be unreasonably withheld, delayed, or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided, that in the event that either Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Party as required by this paragraph D, the Party that issues such press release or makes such statement shall provide the other Party with notice and a copy of such press release or statement as soon as reasonably practicable.

E.	Further Assurances. The Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall (1) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by the other Party to carry out the provisions of this Contract and consummate or implement expeditiously the transactions contemplated by this Contract; and (2) refrain from taking any actions that could reasonably be expected to impair, delay, or impede the Closing. Upon the terms and subject to the conditions and other agreements set forth in this Contract, each of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, agrees to use its commercially reasonable efforts, except to the extent that a higher standard might be imposed elsewhere in this Contract, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Contract.

Article 12
Salvage and Subrogation

A.	Salvage and Subrogation. The Reinsurer shall be subrogated to all rights of the Ceding Companies against any Person or other entity who may be legally responsible in damages constituting Covered Losses for which the Reinsurer shall actually pay, or become liable to pay, on or after the Effective Date (but only to the extent of the amount of payment by, or the amount of liability of, the Reinsurer); provided, however, that the Ceding Companies and their Affiliates shall retain sole discretion (acting in good faith) in the pursuit and collection of Salvages related to the Subject Business.

B.	Reinsurance Recoverables. The Ceding Companies shall use their reasonable best efforts to pursue all Reinsurance Recoverables in respect of the Subject Business and shall exercise the same skill, care and diligence in pursuing such recoverables as if such recoverables were for the sole account of the Ceding Companies without taking into account the reinsurance ceded under this Contract.

C.	Expenses. In determining the amount of salvage, subrogation, deductible recoveries and other recoveries, there shall first be deducted from any amount recovered the out-of-pocket expenses incurred by the Ceding Companies in effecting the recovery (including, without limitation, all court, arbitration, mediation or other dispute resolution costs, attorneys’ fees and expenses but excluding overhead, salaries and expenses of officers and employees of the Ceding Companies and similar internal costs), except to the extent otherwise paid or reimbursed by the Reinsurer hereunder. All amounts recovered in connection with salvage, subrogation, deductible recoveries and other recoveries, net of expenses pursuant to this paragraph C shall be referred to as “Salvages;” provided, however, that to the extent any such expenses exceed the amounts recovered, the amount of such excess shall be included within the meaning of “Net Loss” for purposes of this Contract.

Article 13
Credit for Reinsurance; Funding

A.	Credit for Reinsurance. At all times during the term of this Contract, the Reinsurer shall undertake reasonable best efforts to ensure that each Ceding Company receives Full Statutory Reinsurance Credit under Applicable Law (including, for the avoidance of doubt, all Applicable Law in such Ceding Company’s Domicile). In the event any of the provisions of this Contract conflicts with or otherwise fails to satisfy the requirements of any Applicable Laws regarding credit for reinsurance, the Parties shall negotiate in good faith and in a timely manner with a view to entering into any amendments to this Contract, and any other agreements or additional documents as needed, to provide Full Statutory Reinsurance Credit in the respective Domiciles of the Ceding Companies.

B.	Trust Agreements. As promptly as practicable after the Closing Date, but in no event later than sixty (60) calendar days after such date, the Ceding Companies and the Reinsurer shall use reasonable best efforts and shall cooperate fully with each other to agree to a form of trust agreement to which the trustee thereto has consented and which complies with the requirements set forth in this Article 13 (Credit for Reinsurance; Funding) and the Trust Requirements (the trust agreements to be entered into substantially in such form, the “Trust Agreements”), which shall be used to the extent the Reinsurer intends to fund the Collateral Funding Amount as required in accordance with the terms of this Article 13 (Credit for Reinsurance; Funding) by depositing assets into the trust accounts.

C.	Funding. The Reinsurer shall provide written notice to the Ceding Companies of the occurrence of a Funding Trigger promptly but in any case no later than fifteen (15) calendar days after the occurrence of a Funding Trigger or such shorter time as needed to satisfy the requirements in this paragraph C. If a Funding Trigger occurs, the Reinsurer shall fund the Collateral Funding Amount as required in accordance with the terms of this Article 13 (Credit for Reinsurance; Funding) as collateral in favor of the Ceding Companies within thirty (30) calendar days after the occurrence of such Funding Trigger or such shorter time as needed to satisfy sub-clauses (1) and/or (2) of this paragraph C, subject to the terms and conditions of this Article (Credit for Reinsurance; Funding); provided, that (1) to the extent the Reinsurer intends to fund the Collateral Funding Amount as required in accordance with the terms of this Article 13 (Credit for Reinsurance; Funding) by depositing assets into the trust accounts in accordance with this Article, the Reinsurer and the Ceding Companies shall promptly execute and enter into the Trust Agreements and thereafter the Reinsurer shall deposit such assets into the trust accounts established thereunder no later than December 31 of the year in which the Funding Trigger occurs and (2) to the extent the Reinsurer funds the Collateral Funding Amount as required in accordance with the terms of this Article 13 (Credit for Reinsurance; Funding) by letters of credit in accordance with this Article, such letters of credit shall be issued and effective no later than December 31 of the year in which the Funding Trigger occurs, unless required (in either case as described in sub-clause (1) or (2) above) to be earlier for the Ceding Companies to receive Full Statutory Reinsurance Credit.

D.	“Reinsurer’s Obligations” means, collectively, (1) the Reinsurer’s Share of Reserves, plus (2) Covered Losses paid by the Ceding Companies but not yet recovered in accordance with the terms and conditions of this Contract from the Reinsurer, plus (3) any other outstanding amounts owed by the Reinsurer under this Contract; provided, that in no event shall such amount exceed the Remaining Limit.

E.	“Collateral Funding Amount” means: (1) if the Reinsurer becomes a Reciprocal Jurisdiction Reinsurer under the rules of the Governmental Authority of the Domicile of the Ceding Companies, the greater of zero and the minimum amount required in order for the Ceding Companies to obtain Full Statutory Reinsurance Credit; or (2) otherwise, one hundred and two percent (102%) of the Reinsurer’s Obligations.

F.	The Reinsurer shall fund the Collateral Funding Amount by:

1.	clean, irrevocable and unconditional letters of credit meeting the requirements set forth in this Article; and/or

2.	depositing assets into trust accounts established pursuant to Trust Agreements meeting the requirements set forth in this Article for the benefit of the Ceding Companies; and/or

3.	cash advances to the Ceding Companies.

G.	The Reinsurer shall have the option of determining the method of funding referred to above in paragraph F; provided, that the method of funding is acceptable to the Ceding Companies (acting reasonably) and the Governmental Authorities having jurisdiction over the Ceding Companies.

H.	When the Reinsurer seeks to provide the funding in whole or in part by letters of credit, the Reinsurer agrees to apply for and secure timely delivery to the Ceding Companies of clean, irrevocable and unconditional letters of credit issued and confirmed by a bank or banks domiciled in the United States or Canada and included in the National Association of Insurance Commissioner’s (“NAIC’s”) List of Qualified U.S. Financial Institutions, in a customary form and containing provisions acceptable to the insurance regulatory Governmental Authorities having jurisdiction over the Ceding Companies. Such letters of credit shall be issued for a period of not less than one (1) year, and shall contain an “evergreen” clause, which automatically extends the term for one (1) year from its date of expiration or any future expiration date unless written notice of non-renewal is given to the Ceding Companies not less than sixty (60) calendar days prior to said expiration date.

I.	When the Reinsurer seeks to provide the funding in whole or in part by depositing assets into trust accounts, the Reinsurer and the Ceding Companies shall enter into the Trust Agreements in order for the Ceding Companies to receive Full Statutory Reinsurance Credit pursuant to this Article 13 (Credit for Reinsurance; Funding).

J.	Notwithstanding anything to the contrary in this Contract, said letters of credit or assets in any trust account may be drawn upon or withdrawn by the Ceding Companies or their successors in interest at any time, without diminution because of the insolvency of the Ceding Companies or the Reinsurer, for solely one or more of the following purposes:

1.	to reimburse the Ceding Companies for Covered Losses paid under the terms of Policies reinsured under this Contract and that have not been otherwise paid by the Reinsurer;

2.	to reimburse the Ceding Companies for any other amounts due from the Reinsurer under this Contract;

3.	to refund to the Reinsurer any sum in excess of the actual amount required to fund the Collateral Funding Amount, if so requested by the Reinsurer; or

4.	to draw down a letter of credit and hold as cash collateral with a Ceding Company if such Ceding Company has been sent a notice regarding non-renewal of a letter of credit, and if ten (10) calendar days prior to the expiration of such letter of credit, no replacement letter of credit has been provided to such Ceding Company by the Reinsurer; provided, once a replacement letter of credit meeting the requirements of paragraph H above has been sent to such Ceding Company, such Ceding Company shall return to the Reinsurer cash collateral that was drawn down in an amount equal to the value of the replacement letter of credit, but no interest shall be due from such Ceding Company to the Reinsurer on such cash collateral while held by such Ceding Company; and provided, further, that the Ceding Companies may not draw down a letter of credit pursuant to this sub-paragraph 4 if the Reinsurer has replaced such letter of credit with Eligible Investments of at least equivalent Market Value in the trust accounts.

and provided, that the Ceding Companies shall not draw down a letter of credit under paragraph 1 or 2 if there are available assets in the trust accounts which may be drawn down by the Ceding Companies to satisfy the Reinsurer’s obligations.

K.	In the event the amount drawn by a Ceding Company on any letter of credit or withdrawn by a Ceding Company from any trust account is in excess of the actual amount subsequently required in sub-paragraphs J(1) or J(2) above, or in the case of sub-paragraph J(4) above, the actual amount determined to be due, such Ceding Company shall promptly return to the Reinsurer the excess amount so drawn or withdrawn. Any such excess amount shall at all times be held by the Ceding Companies (or any successor by operation of law of the Ceding Companies, including any liquidator, rehabilitator, receiver or conservator of the Ceding Companies) in trust for the sole and exclusive benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Companies for the sole purpose of funding the payments and reimbursements described in sub-paragraphs (1) and (2) of paragraph J. The Ceding Companies shall pay interest in cash to the Reinsurer on the amount withdrawn at an annual rate of 4.5%.

L.	Without limiting and in addition to the reporting requirements set forth in Article 9 (Reports and Settlements), at quarterly intervals, the Ceding Companies shall prepare a specific statement of the Reinsurer’s Share of Reserves for the sole purpose of amending the letters of credit or modifying the amount of assets in the trust accounts or other methods of funding.

M.	Amendment or modification shall be made to said letters of credit, the assets in the trust accounts or other methods of funding in accordance with the following:

1.	If the statement shows that the required level of funding is not met as of the applicable calculation date, the Reinsurer shall, within fifteen (15) calendar days after its receipt of notice of such deficiency, secure delivery to the Ceding Companies of amendments of the respective letters of credit increasing the amount of credit thereunder, increase the assets in the trust accounts or otherwise increase the amount of funding via other methods of funding permitted hereunder to the required amount.

2.	If, however, the statement shows that the required level of funding is exceeded, the Ceding Companies shall, within fifteen (15) calendar days after its receipt of a written request from the Reinsurer, release such excess funding to the Reinsurer by agreeing to amendments to the letters of credit reducing or cancelling the amount of credit thereunder, allowing withdrawals from the trust accounts or otherwise decreasing the amount of funding via other methods of funding permitted hereunder to the required amount, as reasonably directed by the Reinsurer in writing.

N.	Notwithstanding the provisions of Article 22 (Arbitration), if the Reinsurer fails to fund the Collateral Funding Amount as required in accordance with the terms of this Article 13 (Credit for Reinsurance; Funding), the Ceding Companies retain their rights to apply to a court of competent jurisdiction for equitable or interim relief.

O.	In the event that the Reinsurer disagrees with the Ceding Companies’ calculation of the Reinsurer’s Share of Reserves as of any calculation date, the Ceding Companies and the Reinsurer will promptly convene a meeting of the Actuarial Committee established pursuant to Schedule 3 hereto to review and discuss in good faith the Reinsurer’s points of disagreement. The Ceding Companies shall consider the Reinsurer’s points of disagreement and any recommendations from the Actuarial Committee in good faith and if at the Ceding Companies’ sole discretion, the Ceding Company agrees to change the calculation of the Reinsurer’s Share of Reserves, the Parties shall make any necessary adjustments consistent with paragraph M so that the aggregate value of the funding provided by the Reinsurer via permitted methods of funding hereunder equals the Collateral Funding Amount as of the applicable calculation date.

P.	The Reinsurer may substitute or exchange assets in the trust accounts, provided (1) any assets to be so substituted or exchanged (the “Replacement Assets”) are Eligible Investments; (2) the Replacement Assets are deposited in the trust accounts on the day of the substitution or exchange; and (3) the aggregate Market Value of the Replacement Assets is at least equal to the aggregate Market Value of the assets being removed from the trust accounts. The Reinsurer shall also be permitted to withdraw assets from the trust accounts immediately following the receipt by the Ceding Companies of a letter of credit securing the Reinsurer’s obligations hereunder in a face amount equal to the Market Value of the assets to be so withdrawn. Following the Ceding Companies’ receipt of any such letter of credit, they shall immediately instruct the trustee to permit the Reinsurer to make any withdrawal from the trust accounts that is in compliance with the preceding sentence. The Reinsurer may also replace a letter of credit by depositing Replacement Assets with a Market Value at least equivalent to the amount of the letter of credit into the trust accounts, or by posting a replacement letter of credit with a face amount at least equal to the amount of the letter of credit being replaced, and the Ceding Companies shall cooperate reasonably with the Reinsurer to terminate and release such replaced letter of credit.

Q.	Promptly following termination of this Contract and payment of the full amount due to the Ceding Companies and/or the Reinsurer, as applicable, under this Contract, the Ceding Companies and the Reinsurer shall take all actions necessary to (1) terminate the Trust Agreement and distribute any remaining funds to the Reinsurer and (2) terminate, release, or return any letters of credit.

Article 14
Taxes

A.	In consideration of the terms under which this Contract is issued, the Ceding Companies undertake not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.

B.	Federal Excise Tax.

1.	The Reinsurer has agreed to allow deduction of one percent (1.00%) of the premium payable hereon pursuant to Article 6 (Reinsurance Premium) for the purpose of paying the Federal Excise Tax (as imposed under the Internal Revenue Code), to the extent such premium is subject to Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder the Reinsurer will pay the entire return premium payable hereon, and the applicable Ceding Company shall or shall cause its agent to use commercially reasonable efforts to recover the applicable amount of Federal Excise Tax from the United States Government and return such amounts promptly to the Reinsurer upon receipt.

Article 15
Offset

Each Party shall have, and may exercise at any time and from time to time, the right to offset any and all balances due from a Party to the other arising under this Contract. In the event of the insolvency of a Party, offsets shall only be allowed in accordance with the provisions of any Applicable Law governing offset entitlement.

Article 16
Errors and Omissions; Cooperation; Regulatory Matters

A.	Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided, that such error or omission is rectified as soon as possible after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (1) the failure of any Party to comply with any provision of this Contract is unintentional or the result of a misunderstanding or oversight and (2) such failure to comply is promptly rectified after discovery, both the Ceding Companies, on one hand, and the Reinsurer, on the other hand, shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

B.	Cooperation. The Ceding Companies, on one hand, and the Reinsurer, on the other hand, shall reasonably cooperate with each other in order to accomplish the objectives of this Contract by furnishing any additional information and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Contract, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents or actions must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Contract.

C.	Regulatory Matters.

1.	If the Ceding Companies, on one hand, or the Reinsurer, on the other hand, receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to the reinsurance provided hereunder, such Party shall promptly notify the other Party to the extent permitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.

2.	At all times during the term of this Contract, each of the Ceding Companies, on one hand, and the Reinsurer, on the other hand, respectively agrees that it shall hold and maintain all licenses and authorizations required under Applicable Law to perform its respective obligations under this Contract and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations.

Article 17
Access to Records

A.	The Reinsurer or its Representatives shall have the right, at their own expense, to visit the offices of either Ceding Company, as relevant as advised by the Ceding Companies, to inspect, examine, audit, and verify any of the policy, accounting or Claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving ten (10) Business Days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Ceding Companies if it is not current in all undisputed payments due the Ceding Companies.

B.	Notwithstanding the above, the Ceding Companies reserve their right to withhold from the Reinsurer any Privileged Documents or Information. In the event that one of the Ceding Companies seeks to withhold release of such Privileged Documents or Information, it shall, in consultation with the Reinsurer, use its commercially reasonable efforts to provide the Reinsurer with such information without causing a loss of privileges or protections. The Reinsurer shall not have access to Privileged Documents or Information relating to any dispute between the Ceding Companies and the Reinsurer. Without limiting the terms hereof, the provisions of Article 18 (Confidentiality) shall govern the obligations of the Reinsurer and its Representatives with respect to any and all information of any type furnished or made available to them pursuant to this Article 17 (Access to Records).

Article 18
Confidentiality

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Ceding Companies, including any Records, whether directly or through their Representatives, in connection with the placement, execution, implementation and performance of this Contract (“Confidential Information”) are proprietary and confidential to the Ceding Companies and their Affiliates. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Ceding Companies, the Reinsurer shall not disclose any Confidential Information to any other parties including any Affiliated companies (other than direct or indirect subsidiaries of Enstar Group Limited other than Core Specialty Insurance Holdings, Inc. and its subsidiaries or any other direct or indirect subsidiaries that are engaged in the underwriting of prospective insurance in competition with the Ceding Companies) except:

1.	when required by retrocessionaires as respects business ceded to this Contract;

2.	when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Ceding Companies with written notice of same at least ten (10) calendar days prior to such release or disclosure and to use its reasonable best efforts to assist the Ceding Companies in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall survive termination of this Contract and extend to the officers, directors and employees of the Reinsurer and its Affiliates, and shall be binding upon their successors and assigns.

Article 19
Privacy and Security

A.	Each Party shall comply with their respective obligations under Applicable Privacy Laws as it relates to the collection, storage, use, access, disclosure, processing, and transfer of Personal Information in connection with this Contract. The Reinsurer shall only process Personal Information from the Ceding Companies for the purpose of fulfilling the Reinsurer’s obligations under this Contract or as permitted by Applicable Law. Reinsurer shall not sell, rent, release, disclose, disseminate, make available, transfer or otherwise communicate Personal Information from the Ceding Companies to any third-party for monetary or other valuable consideration. The Reinsurer certifies that it understands the restrictions on its processing of Personal Information as set forth in this Contract and will comply with them.

B.	“Applicable Privacy Law” means Applicable Laws that relate to the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Information. The Parties shall each maintain an information security program that complies with Applicable Privacy Laws, including to the extent applicable, New York Department of Financial Services Regulation 23 NYCRR 500 and accepted industry standards applicable to regulated financial services entities, and contains reasonable and appropriate administrative, technical, and physical safeguards and measures designed to ensure the security, integrity, and confidentiality of Personal Information and to protect against Security Breaches. For the avoidance of doubt, such security controls shall include encryption and the use of multifactor authentication.

C.	“Personal Information” means (1) information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household or (2) any information that constitutes “personally identifiable information,” “nonpublic information,” “nonpublic personal information,” “personal data,” “personal information,” or any similar category of information or data protected under Applicable Privacy Laws.

D.	“Security Breach” means (i) any actual or reasonably suspected misuse, or unauthorized, accidental or unlawful access, disclosure, acquisition, destruction, loss or alteration of unencrypted Personal Information; or, (ii) any event that constitutes a “security breach,” “breach,” “breach of security of the system,” “cybersecurity event,” or any similar term defined under Applicable Privacy Laws. In the event the Reinsurer experiences a Security Breach that the Reinsurer knows (after reasonable inquiry) involves Personal Information from the Ceding Companies (“Company Information Security Breach”), the Reinsurer shall notify the Ceding Companies promptly after the Reinsurer becomes aware that such Company Information Security Breach involves such Personal Information (but in any case not later than seventy-two (72) hours after becoming aware that such Company Information Security Breach involves such Personal Information) and reasonably cooperate with the Ceding Companies and their respective Representatives in investigating and remediating such Company Information Security Breach, and in providing any notifications the Ceding Companies may be required to make under Applicable Privacy Laws. The Reinsurer shall take prompt steps designed to remedy such Company Information Security Breach and mitigate any harmful effects. To the extent that such Company Information Security Breach arises out of or is connected to a material breach by the Reinsurer of its obligations under this Contract, the Reinsurer will reimburse the Ceding Companies for their actual, reasonable, out of pocket costs incurred in responding to any such Company Information Security Breach (as required by Applicable Privacy Laws), including all actual, reasonable, out of pocket costs of notice and/or remediation (to the extent applicable). To the extent that such Company Information Security Breach arises out of or is connected to a material breach by the Reinsurer of its obligations under this Contract, the Reinsurer shall defend, hold harmless and indemnify the Ceding Companies for any third-party claims relating to such Security Breach to the extent arising directly from such material breach. No Party shall identify the other Parties in connection with any Security Breach without first obtaining such Party’s prior written consent unless otherwise required under Applicable Law. Each Party further agrees to reasonably cooperate with the other Parties, at its own expense, in any litigation or other formal action as reasonably deemed necessary by the Parties, relating to a Security Breach.

E.	For purpose of this Article, any obligations imposed on the Reinsurer shall equally apply to any Person to whom the Reinsurer transfers or otherwise shares Personal Information in connection with this Contract, and the Reinsurer shall ensure that any such Person is subject to obligations no less stringent than the ones contained in this Article.

Article 20
Representations and Warranties

A.	Representations and Warranties of the Ceding Companies. Subject to and as qualified by the matters set forth in the Company Disclosure Schedule, each Ceding Company represents and warrants to the Reinsurer as of the Execution Date and as of the Closing Date to the extent different than the Execution Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:

1.	Organization, Standing and Corporate Power. Such Ceding Company is duly incorporated, validly existing and in good standing under the laws of its Domicile and has the requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. As of the Closing Date, such Ceding Company will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of such Ceding Company under this Contract.

2.	Authority. Such Ceding Company has full corporate (or other organizational) power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under this Contract. The execution and delivery by such Ceding Company of this Contract and the consummation by such Ceding Company of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of such Ceding Company. This Contract has been duly executed and delivered by such Ceding Company and, assuming this Contract constitutes valid and binding agreements of the Reinsurer, constitutes valid and binding obligations of such Ceding Company, enforceable against such Ceding Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii) shall be referred to as, the “Enforceability Exceptions”).

3.	No Conflict or Violation. The execution, delivery and performance by such Ceding Company under this Contract and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the organizational documents of such Ceding Company; (ii) violate any permit or Order against or imposed or binding upon, such Ceding Company in any material respect; or (iii) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material contract or instrument to which such Ceding Company is a party.

4.	Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by such Ceding Company of this Contract and the consummation of the transactions contemplated hereby in accordance with the terms and conditions herein will not contravene any Applicable Law in any material respect or impair the ability of such Ceding Company to consummate the transactions contemplated by the Contract or perform its obligations thereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Ceding Company in connection with the execution and delivery by such Ceding Company of this Contract or the consummation by such Ceding Company of the transactions contemplated hereby, except for Regulatory Approvals set forth on Schedule 2 and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the ability of such Ceding Company to consummate the transactions contemplated by this Contract or perform its obligations thereunder.

5.	Compliance. Such Ceding Company is in compliance with respect to the Subject Business in all material respects with all Applicable Law, its organizational documents and all material permits and licenses issued to such Ceding Company by any Governmental Authority. The underlying Policies included in the Subject Business are (or were, with respect to expired or cancelled Policies) in full force and effect with respect to the coverage periods stated therein in accordance with their terms.

6.	Broker. Other than the Intermediary, the fees and expenses of which shall be paid by the Ceding Companies, (i) no broker or finder has acted directly or indirectly for such Ceding Company in connection with this Contract and (ii) such Ceding Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Contract or any ancillary agreements or the transactions contemplated hereby.

7.	Actuarial Reports. Such Ceding Company and its Affiliates have made available to the Reinsurer true and correct copies of the actuarial reports set forth on Section 20(A)(7) of the Company Disclosure Schedule. The factual information and factual data of such Ceding Company made available by such Ceding Company and its Affiliates to the Persons preparing such reports and upon which such reports were based were true and correct in all material respects.

8.	Payment of Claims and Losses. Such Ceding Company has paid all claims and Net Loss with respect to the Subject Business since January 1, 2024 in the ordinary course of business in all material respects, without regard to the reinsurance effected hereunder or as to unduly apportion loss to the Reinsurer.

9.	Information Disclosed. As of the Execution Date, to the Knowledge of such Ceding Company: (i) all material relevant information relating to the Subject Business as of the Valuation Date has been provided in the Data Room, and (ii) the contents of the Data Room, including the claims files relating to the Subject Business, were accurate and complete in all material respects and did not omit any material fact or document necessary to make the information provided in the Data Room not misleading as of the date it was so provided.

10.	Financial. The reserves for the Subject Business as included in the Data Room were computed: (i) in all material respects in accordance with generally accepted actuarial standards, consistently applied, SAP, Applicable Law and the underlying Policies and (ii) based on the information available as of the Valuation Date. Such reserves do not include the effect of any internal reinsurance issued by such Ceding Company or its Affiliates which benefits the Subject Business and will be unaffected by any intragroup commutation. Notwithstanding anything to the contrary herein, nothing in this sub-paragraph 10 shall be construed as a representation or warranty with respect to the adequacy of the reserves for the Subject Business.

11.	Financial Statements. Such Ceding Company has previously delivered to the Reinsurer copies of (i) the audited annual statutory financial statements of such Ceding Company as of and for the year ended December 31, 2023 (the “2023 Statutory Financials”); and (ii) the unaudited quarterly statutory financial statements of such Ceding Company as of and for the quarter ending June 30, 2024. Such financial statements were prepared in accordance with SAP consistently applied and fairly present, in all material respects in accordance therewith, the assets, liabilities and capital and surplus of such Ceding Company at their respective dates and the results of operations, changes in surplus and cash flows of such Ceding Company at and for the periods indicated.

12.	Outstanding Obligations. As of the date hereof, there are no (i) outstanding legal or regulatory investigation, proceeding or other third party claims (not including ordinary course claims litigation) relating to the Subject Business against such Ceding Company or any of its Affiliates or (ii) consent agreements, commitment agreements, capital maintenance or similar written agreements entered into between any Governmental Authority and such Ceding Company or any of its Affiliates under which such Ceding Company or any of its Affiliates has any continuing obligations, that expressly relate to the Subject Business and, in the case of (i) or (ii) that would reasonably be expected to have a material adverse effect on the Policies included in the Subject Business or the Reinsurer. As of the date hereof, there is no claim, action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Subject Business which is pending or, to the Knowledge of such Ceding Company, threatened against such Ceding Company or any of its Affiliates that expressly relates to the Subject Business or any assets, properties, rights or privileges of such Ceding Company in respect of the Subject Business, that, in each case, challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Contract or could have a Material Adverse Effect. The Ceding Companies have previously delivered to the Reinsurer a correct and complete report containing the open Claims for Extra-Contractual Obligations or Loss in Excess of Policy Limits as of October 15, 2024.

13.	Reinsurance.

(i)  The Ceding Companies have made available to the Reinsurer true copies of the Material Third-Party Reinsurance Agreements.

(ii)  With respect to each Material Third-Party Reinsurance Agreement: (a) neither the applicable Ceding Company (or its Affiliates), on the one hand, nor, to the Knowledge of the Ceding Companies, the reinsurers, on the other hand, is in default under such agreement, and no event has occurred which would create a material default or breach by the applicable ceding company (or its Affiliates) under such agreement; (b) such agreement is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions; and (c) such agreement complies in all material respects with Applicable Law. There are no material pending or, to the Knowledge of the Ceding Companies, threatened disputes with respect to the validity of any such agreement.

(iii)  No Material Third-Party Reinsurance Agreement contains any provision under which the reinsurers thereunder may terminate such agreement by reason of the transactions contemplated by this Contract. There has been no separate contract or amendment between the applicable Ceding Company (or its Affiliates) and any other party to such agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such agreement, other than inuring contracts that are explicitly defined in any such agreement.

14.	Absence of Changes. Except as set forth in Section 20(A)(14) of the Company Disclosure Schedule, since the Valuation Date: (i) the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices, and (ii) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

15.	No Representations or Warranties. Such Ceding Company makes no representations or warranties with respect to this Contract other than those expressly set forth in this paragraph A of Article 20 (Representations and Warranties of the Ceding Companies).

B.	Representations and Warranties of the Reinsurer. The Reinsurer represents and warrants to each Ceding Company as of the Execution Date and as of the Closing Date to the extent different than the Execution Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:

1.	Organization, Standing and Corporate Power. The Reinsurer is duly incorporated, validly existing and in good standing under the laws of its Domicile and has the requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. As of the Closing Date, the Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Reinsurer under this Contract.

2.	Authority. The Reinsurer has full corporate (or other organization) power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under this Contract. The execution and delivery by the Reinsurer of this Contract and the consummation by the Reinsurer of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of the Reinsurer. This Contract has been duly executed and delivered by the Reinsurer and, assuming this Contract constitutes valid and binding agreements of the other Parties, constitutes valid and binding obligations of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, subject to the Enforceability Exceptions.

3.	No Conflict or Violation. The execution, delivery and performance by the Reinsurer under this Contract and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the organizational documents of the Reinsurer; (ii) violate any permit or Order against or imposed or binding upon, the Reinsurer in any material respect; or (iii) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material contract or instrument to which the Reinsurer is a party.

4.	Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Reinsurer of this Contract and the consummation of the transactions contemplated hereby in accordance with the terms and conditions herein will not contravene any Applicable Law in any material respect or impair the ability of the Reinsurer to consummate the transactions contemplated by this Contract or perform its obligations hereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Reinsurer in connection with the execution and delivery by the Reinsurer of this Contract or the consummation by the Reinsurer of the transactions contemplated hereby, except for Regulatory Approvals set forth on Schedule 2 and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate the transactions contemplated by this Contract or perform its obligations hereunder.

5.	Compliance. The Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its organizational documents and all material permits and licenses issued to the Reinsurer by any Governmental Authority. Within the past five (5) years, no Governmental Authority has revoked any license or status held by the Reinsurer to conduct its business or operations.

6.	Financial Statements. The Reinsurer has previously delivered to the Ceding Companies copies of (i) the audited annual financial statements of the Reinsurer as of and for the year ended December 31, 2023; and (ii) the unaudited quarterly financial statements of the Reinsurer as of and for the quarter ending June 30, 2024. Such financial statements were prepared in accordance with GAAP consistently applied and fairly present, in all material respects in accordance therewith, the assets, liabilities and capital and surplus of the Reinsurer at their respective dates and the results of operations, changes in surplus and cash flows of the Reinsurer at and for the periods indicated. Since the date of the last audited financial statements of the Reinsurer, there has been no change (nor any development or event involving a prospective change of which the Reinsurer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or otherwise), prospects, results of operations or general affairs of the Reinsurer.

7.	Broker. No broker or finder has acted directly or indirectly for the Reinsurer and the Reinsurer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Contract or any ancillary agreements or the transactions contemplated hereby.

8.	No Representation or Warranty. The Reinsurer makes no representations or warranties with respect to this Contract other than those set forth in this paragraph B of Article 20 (Representations and Warranties of the Reinsurer).

C.	Certain Limitations.

1.	Notwithstanding anything to the contrary contained herein, or any of the Schedules or Exhibits hereto, the Reinsurer acknowledges and agrees that neither the Ceding Companies nor any Representative of any of them, makes or has made, and the Reinsurer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by the Ceding Companies in paragraph A of this Article 20 (Representations and Warranties of the Ceding Companies). Without limiting the generality of the foregoing, other than as expressly set forth in paragraph A of this Article 20 (Representations and Warranties of the Ceding Company), no Person has made any representation or warranty to the Reinsurer with respect to the Subject Business or any other matter, including with respect to (i) the probable success or profitability of the Subject Business after the Closing, or (ii) any information, documents, or material made available to the Reinsurer, its Affiliates, or their respective Representatives in the Data Room, electronic mails, information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Contract, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including any confidential information memoranda prepared by or on behalf of the Ceding Companies in connection with the transactions contemplated by this Contract), the Reinsurer acknowledges that: (a) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (b) it is familiar with such uncertainties; (c) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of the Ceding Companies to the Reinsurer, its Affiliates or their respective Representatives; (d) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of the Ceding Companies or any of their Affiliates; and (e) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast.

2.	The Ceding Companies make no express or implied representation or warranty hereby or otherwise under this Contract or the transactions contemplated hereunder (i) as to the future experience, success or profitability of the Subject Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing; (ii) that the reserves held in connection with the Subject Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established; or (iii) except as set forth in sub-paragraph A(10) of this Article 20, that such reserves were calculated, established, or determined in accordance with any actuarial, statutory, or other standard.

3.	The Reinsurer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Subject Business; (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment; (iii) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents, and other materials; and (iv) has been provided an opportunity to ask questions of the Ceding Companies with respect to such information, documents, and other materials and has received answers to such questions that it considers satisfactory.

4.	Neither the Ceding Companies, on the one hand, nor the Reinsurer, on the other hand, has made, hereby makes or shall make any representation or warranty to the other Party as to (i) the proper accounting or tax treatment by such other Party of the transaction provided for in this Contract or (ii) the proper future accounting or tax treatment of the transaction provided for in this Contract. Further, each of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, acknowledges and agrees that, in making its independent determination that the transaction provided for in this Contract is properly accounted for as reinsurance for applicable regulatory, accounting and tax purposes, it did not rely, in any respect, upon any representation or determination made by the other Party.

Article 21
Notices

A.	Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any Party hereunder (“Notice”) shall be in writing and shall be delivered personally, sent by e-mail transmission, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such Notice shall be deemed given when so delivered personally, or if sent by e-mail transmission, upon receipt by the sender of electronic confirmation of such transmittal (provided, that any Notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery.

B.	The addresses and e-mail addresses referred to in this Article are:

If to the Ceding Companies:

James River Insurance Company

James River Casualty Company

6641 W. Broad St., Ste. 300

Richmond, VA 23230

Attn: Chief Executive Officer

Email: [REDACTED]

with copies (which shall not constitute Notice) to:

James River Group Holdings, Ltd.

Clarendon House

2 Church Street

Hamilton, HM 11, Bermuda

Attn: Chief Underwriting Officer

Email: [REDACTED]

and

James River Group, Inc.

1414 Raleigh Rd., Ste. 405

Chapel Hill, NC 27517

Attn: Chief Legal Officer

Email: [REDACTED]

with copies (which shall not constitute Notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: David Alberts; Vikram Sidhu

Email address: [REDACTED]; [REDACTED]

If to the Reinsurer:

Cavello Bay Reinsurance Limited

A.S. Cooper Building, 4th Floor

26 Reid Street

Hamilton HM 11

Bermuda

Attention: Robert Morgan

Email: [REDACTED]

with copies (which shall not constitute Notice) to:

Hogan Lovells US LLP

1735 Market Street, Suite 2300

Philadelphia, PA 19103-6996

Attention: Robert C. Juelke

Email: [REDACTED]

Any Party may, by Notice given in accordance with this Article to the other Party, designate another address, e-mail address or Person for receipt of Notices hereunder; provided, that Notice of such a change shall be effective upon receipt.

Article 22
Arbitration

A.	Except as set forth in paragraph F of Article 4 (Dispute Resolution for Termination and Recapture Matters), paragraph I of Article 9 (Reports and Settlement), paragraphs N and O of Article 13 (Credit for Reinsurance; Funding) and Article 23 (Expedited Arbitration), any dispute or difference arising out of or relating to this Contract, the performance of the duties and obligations arising under this Contract, or its termination, including any dispute regarding the applicability, interpretation, scope, or enforceability of this arbitration provision, shall be settled by binding arbitration and each Party agrees that it hereby waives its right to seek remedies in court, including the right to a jury trial. If more than one arbitration is initiated with respect to this Contract, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first-initiated arbitration proceeding and shall occur in New York City, New York or another location if mutually agreed. Subject to any express provisions of this Article, the arbitration will be administered in accordance with: (1) the procedural rules agreed by the Parties in dispute, acting reasonably; or (2) in default of such agreement, the procedures of the AIDA Reinsurance and Insurance Arbitration Society – U.S. (“ARIAS”). The Parties agree that the arbitral award by the arbitrators shall be final and binding on the Parties. The Parties acknowledge that this Contract evidences a transaction in commerce, and thus the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., shall govern the applicability, interpretation, scope, and enforcement of this agreement to arbitrate. For purposes of this Article, the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall each be referred to as a “Party”.

B.	The arbitration panel will consist of two (2) disinterested Party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other Party sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration, including a description of the factual basis for the dispute, the claims being asserted and the specific relief sought.

C.	The Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall each choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) calendar days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then agree on an impartial umpire within thirty (30) calendar days of their appointment. The arbitrators and umpire shall be active or retired officers of insurance or reinsurance companies and disinterested in the Ceding Companies, the Reinsurer (or the Affiliates of either Party) and the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a Party.

D.	If the two (2) arbitrators do not agree on an umpire within thirty (30) calendar days of their appointment, the umpire shall be chosen in accordance with the procedures for selecting an arbitrator in force on the date the arbitration is demanded, established by ARIAS.

E.	The arbitration hearings shall be held in New York City, New York or another location if mutually agreed. Each Party shall submit its case to the arbitration panel within sixty (60) calendar days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel.

F.	Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. To the greatest extent permitted by Applicable Law, the arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated; provided, that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.

G.	Except as expressly permitted by this Contract, no Party will commence or voluntarily participate in any Action concerning a dispute, except (1) for enforcement pursuant to the FAA, (2) to confirm, restrict, vacate or modify an arbitral decision pursuant to the FAA, or (3) for interim relief as provided in paragraph H below.

H.	Notwithstanding any other provision to the contrary herein, and without waiver of any right to arbitrate a dispute, either Party may seek a temporary restraining order or preliminary injunctive relief if necessary to preserve the status quo ante or prevent an irreparable harm pending determination of the dispute in arbitration. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity in arbitration.

I.	Enforcement of Arbitration Award; Service of Suit.

1.	Nothing is this paragraph I will be construed to override the provisions of paragraphs A through H of this Article. This paragraph I is intended as an aid to compel arbitration, or enforce such arbitration, or arbitral award, and not as an alternative to paragraphs A through H for resolving disputes arising out of this Contract.

2.	In the event of the failure of the Ceding Companies to perform their obligations under paragraphs A through H above (including under a binding arbitral award), or if the Reinsurer seeks confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Reinsurer shall have the right to submit, and the Ceding Companies hereby agree to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided, that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Ceding Companies’ rights to, solely in connection with such Action brought by the Reinsurer under this paragraph I or the Ceding Companies’ rights under this paragraph I, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Ceding Companies, once the appropriate court is selected, whether such court is the one originally chosen by the Reinsurer and hereby accepted by the Ceding Companies or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Ceding Companies pursuant to this paragraph I, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.

3.	Unless the Ceding Companies designate a different party in writing, service of process in any suit relating to this Contract upon the Ceding Companies may be made upon Corporation Service Company, 1160 Dublin Rd., Ste 400, Columbus, OH 43215, which is hereby authorized and directed to accept service of process on behalf of the Ceding Companies in any such suit.

4.	In the event of the failure of the Reinsurer to perform its obligations under paragraphs A through H of this Article (including under a binding arbitral award), or if the Ceding Companies seek confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Ceding Companies shall have the right to submit, and the Reinsurer hereby agrees to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided, that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to, solely in connection with such Action brought by the Ceding Companies under this paragraph I or the Reinsurer’s rights under this paragraph I, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Ceding Companies and hereby accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer pursuant to this paragraph I, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.

5.	Unless the Reinsurer designates a different party in writing, service of process in any suit relating to this Contract upon the Reinsurer may be made upon Enstar (US) Inc., 150 Second Avenue North, 3rd Floor, St. Petersburg, FL 33701, which is hereby authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

Article 23
Expedited Arbitration

A.	Notwithstanding the provisions of Article 22 (Arbitration) or other provisions in this Contract to the contrary, and except as set forth in paragraph F of Article 4 (Dispute Resolution for Termination and Recapture Matters), paragraph I of Article 9 (Reports and Settlement), and paragraphs N and O of Article 13 (Credit for Reinsurance; Funding), in the event an amount in dispute hereunder is one million Dollars ($1,000,000) or less, the Parties will submit to an expedited arbitration process with the use of a single arbitrator. The arbitrator will be chosen in accordance with the procedures for selecting an arbitrator in force on the date the arbitration is demanded, established by ARIAS.

B.	Each Party’s case will be submitted to the arbitrator within ninety (90) calendar days of the date of determination of the arbitrator. Discovery will be limited to exchanging only those documents directly relating to the issue in dispute, subject to a limit of two discovery depositions from each Party, unless otherwise authorized by the arbitrator upon a showing of good cause.

C.	Within ninety (90) calendar days of the date of determination of the arbitrator, the hearing will be completed and a written award will be issued by the arbitrator. As the Parties agree that time is of the essence, the sole arbitrator does not have the authority to lengthen the schedule, absent agreement of both Parties. The arbitrator will have all the powers conferred on the arbitration panel as provided in Article 22 (Arbitration), and said Article will apply to all matters not specifically addressed in this Article.

Article 24
Insolvency

A.	This Article shall apply severally to each Ceding Company. Further, this Article and the laws of its Domicile shall apply in the event of the insolvency of any Ceding Company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the Domicile of any Ceding Company covered hereunder, that Domicile’s laws shall prevail.

B.	In the event of the insolvency of a Ceding Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by Applicable Law) shall be payable directly to such Ceding Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of such Ceding Company, or (2) on the basis of Claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of such Ceding Company or because the liquidator, receiver, conservator or statutory successor of such Ceding Company has failed to pay all or a portion of any Claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of such Ceding Company shall give written notice to the Reinsurer of the pendency of a Claim against such Ceding Company indicating the Policy reinsured, which Claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such Claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such Claim, the Reinsurer may investigate such Claim and interpose, at its own expense, in the proceeding where such Claim is to be adjudicated any defense or defenses that it may deem available to such Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against such Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to such Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to such Ceding Company or to its liquidator, receiver, conservator or statutory successor, except (1) where the Contract specifically provides another payee in the event of the insolvency of such Ceding Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of such Ceding Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of such Ceding Company to such payees. Then, and in that event only, such Ceding Company, with the prior approval of any regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

Article 25
Entire Agreement

This Contract sets forth all of the duties and obligations between the Ceding Companies and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by all Parties. However, this Article shall not be construed as limiting the admissibility of evidence regarding the formation, interpretation, purpose or intent of this Contract.

Article 26
Governing Law

This Contract and any dispute, controversy or claim arising out of or relating to this Contract (whether sounding in contract, tort or otherwise) shall be governed as to performance, administration, interpretation and otherwise by the laws of the State of New York, exclusive of conflict of law rules; provided, that credit for reinsurance matters shall be governed by the laws of the applicable state of the Domiciles of a Ceding Company.

Article 27
Waiver and Amendment

This Contract may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of either Party to insist on compliance with any obligation contained in this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop either Party from thereafter demanding full and complete compliance nor prevent either Party from exercising such right or remedy in the future. No waiver of any breach of this Contract shall be held to constitute a waiver of any other or subsequent breach.

Article 28
Severability

Any term or provision of this Contract which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Contract or affecting the validity or enforceability of any of the terms and provisions of this Contract in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. If any provision of this Contract is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Contract, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.

Article 29
Non-Avoidance

A.	This Contract is a composite reinsurance of various legal entities within the James River Group Holdings, Ltd. group of companies.

B.	The conduct or misconduct of one entity comprising the Ceding Companies shall not affect the validity of the cover available to the other such entities.

C.	In the event of a Claim dispute, or disputes, arising between the Reinsurer and one or more of the entities comprising the Ceding Companies, this Contract shall operate without prejudice to the reinsured entities which are not in dispute and shall not affect the rights of such entities to recover under this Contract.

Article 30
Trade and Economic Sanctions

Wherever potential coverage provided by this Contract would be in violation of any applicable economic or trade sanctions, any such coverage will conform to Applicable Law. The Reinsurer shall not be liable to provide any coverage or make any payment hereunder if such coverage or payment would be in violation of any Applicable Law related to economic or trade sanctions.

Article 31
Intermediary

TigerRisk Partners, LLC (d/b/a Howden Re), is hereby recognized as the intermediary (the “Intermediary”) negotiating this Contract for all business hereunder.

Article 32
Mode of Execution

A.	This Contract may be executed by:

1.	an original written ink signature of paper documents; or

2.	an exchange of facsimile or other electronic copies showing the original written ink signature of paper documents; or

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 33
Reinsurance Allocation

Payments of Ultimate Net Loss under this Contract shall be allocated to either Ceding Company in the order in which claims for payment are presented, regardless of which Ceding Company experiences the loss. All payments to James River Insurance Company by the Reinsurer are deemed paid to and received by the Ceding Companies.

Article 34
Waiver of Duty of Utmost Good Faith

Each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection only with the formation of this Contract.

Article 35
Regulatory Requirements

It is understood and agreed that any term or condition required by the domiciliary Governmental Authority of either Ceding Company under Applicable Law to be included in this Contract shall be deemed to be incorporated in this Contract by reference. Furthermore, the Parties agree to amend this Contract or enter into other agreements or execute additional documents as needed to comply with Applicable Law and/or the requirements of the domiciliary Governmental Authority of either Ceding Companies.

Article 36
Currency

Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars, and all payments shall be in United States Dollars.

Article 37
Construction

A.	Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.

B.	Any reference herein to a “consent” shall be deemed to mean prior written consent.

C.	Any reference herein to “notice” shall be deemed to mean prior written notice.

D.	Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.

E.	When a reference is made in this Contract to an Article, paragraph, sub-paragraph, Exhibit or Schedule, such reference shall be to an Article, paragraph, sub-paragraph of, or an Exhibit or Schedule to, this Contract, unless otherwise indicated.

F.	Unless otherwise specified, all references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.

G.	Any fact or item disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed in all other sections of the Company Disclosure Schedule to the extent the applicability of such fact or item to such other section of the Company Disclosure Schedule is reasonably apparent on its face. Disclosure of any item in the Company Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to be material or to have a Material Adverse Effect.

H.	The table of contents and headings contained in this Contract are for reference purposes only and shall not affect in any way the meaning or interpretation of this Contract.

I.	Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

J.	All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.

K.	This Contract has been fully negotiated by the Parties and shall not be construed by any Governmental Authority or other Person against either Party by virtue of the fact that such Party was the drafting Party.

Article 38
Assignment

This Contract shall be binding upon and inure to the benefit of the Ceding Companies and the Reinsurer and their respective successors and assigns. This Contract may not be assigned by the Reinsurer, on the one hand, or the Ceding Companies, on the other hand, without the prior written consent of the other Party; provided, that a change of Control of the Ceding Companies, the Reinsurer or their respective Affiliates shall not constitute an assignment for purposes of this Article.

Article 39
No Third-Party Rights

This Contract is solely between the Ceding Companies and the Reinsurer, and in no instance shall any insured, claimant or other third-party have any rights under this Contract except as may be expressly provided otherwise herein.

Article 40
Accounting for Reserves

In calculating Carried Reserves, the Ceding Companies shall comply with (1) SAP, applied in a manner consistent with past practice used for calculating such reserves, and (2) the requirements of any Applicable Law, and shall otherwise be consistent with the Ceding Companies’ standard procedures for calculating the Carried Reserves. As between the Reinsurer and the Ceding Companies, and subject to the provisions of this Contract for the resolution of differences or disputes in respect of calculations, the Ceding Companies shall retain ultimate authority with respect to calculating Carried Reserves.

Article 41
Payments

A.	Remittances due from a Party under this Contract shall be paid by wire transfer or automated clearing of immediately available funds to the other Party.

B.	Except as otherwise set forth elsewhere in this Contract, if there is a delayed settlement of any payment due hereunder between the Parties, interest shall accrue daily on such payment at a duration matched risk-free interest rate until settlement is made. For the avoidance of doubt, interest paid by the Reinsurer pursuant to this paragraph B shall not reduce the Aggregate Limit.

(signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Contract to be executed by their duly authorized representative(s) as follows:

on this 11th day of November, in the year 2024.

JAMES RIVER INSURANCE COMPANY

By:	/s/ Richard Schmitzer
Name:	Richard Schmitzer
Title:	President and CEO

JAMES RIVER CASUALTY COMPANY

By:	/s/ Richard Schmitzer
Name:	Richard Schmitzer
Title:	President and CEO

ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT

and on this 11th day of November, in the year 2024.

CAVELLO BAY REINSURANCE LIMITED

By:	/s/ Robert Morgan
Name:	Robert Morgan
Title:	Chief Executive Officer

JAMES RIVER INSURANCE COMPANY
JAMES RIVER CASUALTY COMPANY

ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT

SCHeDULE 1

SUBJECT BUSINESS

For purposes of this Contract, “Subject Business” means claims made or losses occurring (as such claims and losses (or correlative terms) are defined pursuant to the underlying Policies) attaching to premium earned during the years 2010 to 2023 (both years inclusive) on all Policies that are (1) written or issued by the Ceding Companies and (2) classified by the Ceding Companies as Excess & Surplus Segment business (excluding Allied Lines, Fire, Earthquake, Inland Marine, and Rasier Commercial Auto). For the avoidance of doubt, “Subject Business” shall (i) not include any unearned premium in respect of the unexpired coverage of any Policy as of the Effective Date; (ii) include all Commercial Auto other than Rasier Commercial Auto, in each case as classified by the Ceding Companies; (iii) exclude coverage of Uber Technologies, Inc. or any subsidiary thereof as determined as of the date hereof or any earlier time when coverage was issued; and (iv) subject to the terms, limits and conditions hereof, include claims made or losses occurring (as such claims and losses (or correlative terms) are defined pursuant to the underlying Policies) attaching to premium earned on or after January 1, 2010 on Policies written or issued by the Ceding Companies prior to that date but exclude any such claims made or losses occurring attaching to premium earned on or after the Effective Date on Policies written or issued by the Ceding Companies prior to that date.

Schedule 2

Regulatory Approvals

•	Reinsurer shall seek approval of this Contract and the transactions contemplated hereunder from the Bermuda Monetary Authority.

Schedule 3

Administration Oversight

In accordance with Article 7(A) of the Contract, the Ceding Companies shall adhere to the terms and conditions of this Schedule.

The Ceding Companies and the Reinsurer acknowledge and agree that the intent of the Parties is to work together with minimum impact or disruption on relevant businesses and claims handling by the Ceding Companies, recognizing that the Ceding Companies have well-established claims handling processes and personnel; provided, however, that the foregoing shall not be deemed to limit any rights of the Reinsurer set forth herein.

Section 1.01 Claims Administration Framework.

(a)            The committees formed under Section 1.02 hereof shall review and consult on matters as provided in Section 1.02.

(b)            Notwithstanding the Reinsurer’s rights under this Schedule, the Reinsurer acknowledges and agrees that the Ceding Companies shall retain (i) all interactions with the Ceding Companies’ customers and brokers and (ii) the sole right to make ultimate decisions in relation to each Claim.

Section 1.02 Committees. No later than thirty (30) days after the Closing Date, the Ceding Companies and the Reinsurer shall establish and maintain during the term of this Contract the Management Committee, the Claims and Reinsurance Committee, and the Actuarial Committee, each with the responsibilities, membership and plan for meetings as provided herein.

(a)            Management Committee:

(i)            Responsibilities. The Management Committee shall consider and provide general guidance over operational matters related to the reinsurance of the Subject Business under this Contract. In addition, the Management Committee shall review and oversee the Claims and Reinsurance Committee and the Actuarial Committee.

(ii)           Membership. The Management Committee shall consist of a total of four (4) members with the Ceding Companies appointing two (2) members and the Reinsurer appointing the other two (2) members.

(iii)          Meetings. The Management Committee shall meet, by telephone or other virtual conferencing means or in person, once every calendar quarter or more frequently as the Parties may mutually agree.

(b)            Claims and Reinsurance Committee:

(i)            Responsibilities. The Claims and Reinsurance Committee shall provide general guidance for the Subject Business in regard to the management of Claims and the management of inuring Third-Party Reinsurance.

(ii)           Membership. The Claims and Reinsurance Committee shall consist of a total of four (4) members with the Ceding Companies appointing two (2) members and the Reinsurer appointing the other two (2) members.

(iii)           Meetings. The Claims and Reinsurance Committee shall meet, by telephone or other virtual conferencing means or in person, once every calendar quarter or more frequently as the Parties may mutually agree.

(c)            Actuarial Committee:

(i)            Responsibilities. The Actuarial Committee shall review the Ceding Companies’ reserving trends and performance and any material updates on the Ceding Companies’ loss reserves in respect of the Subject Business under this Contract from the ground up and by underlying reserving segment or line of business as used in the Ceding Companies’ reserve review.

(ii)           Membership. The Actuarial Committee shall consist of a total of four (4) members with the Ceding Companies appointing two (2) members and the Reinsurer appointing the other two (2) members.

(iii)          Meetings. During the first year following the Closing Date, the Actuarial Committee shall meet, by telephone or other virtual conferencing means or in person, once every calendar quarter or more frequently as the Parties may mutually agree. Thereafter, the Actuarial Committee shall meet, by telephone or other virtual conferencing means or in person, twice per calendar year or more frequently as the Parties may mutually agree.

Section 1.03 Management Information.

(a)            The Ceding Companies shall provide to the members of the Management Committee, Claims and Reinsurance Committee, and Actuarial Committee such reporting and analysis of Claims and/or the Subject Business, as applicable, (i) as reasonably requested by such members of a Committee reasonably in advance of such Committee’s meeting for the purpose of performing such Committee’s functions and (ii) that are customarily produced by the Ceding Companies in the ordinary course of business that are relevant to each Committee’s functions. The quarterly reports for the Claims and Reinsurance Committee shall include the number of new claims, claim closures and similar operating information, including a loss run in the form provided by the Ceding Companies to the Reinsurer prior to the Execution Date under the title “JRIC JRCC E&S Casualty Quarterly Loss Bordereau (AY 2010-2023)”. All such information shall be provided reasonably promptly prior to the relevant Committee meeting. At the Reinsurer’s reasonable request, the Ceding Companies will provide such information to the Committees more frequently than quarterly if the applicable Committee so agrees, provided, that the Ceding Companies shall not be required to produce any such information more frequently than they produce such information for their internal purposes.

(b)            Notwithstanding the above, the Ceding Companies reserve their right to withhold from the Reinsurer any Privileged Documents or Information. In the event that one of the Ceding Companies seeks to withhold release of such Privileged Documents or Information, it shall, in consultation with the Reinsurer, use its commercially reasonable efforts to provide the Reinsurer with such information without causing a loss of privileges or protections. The Reinsurer shall not have access to Privileged Documents or Information relating to any dispute between the Ceding Companies and the Reinsurer. Without limiting the terms hereof, the provisions of Article 18 (Confidentiality) shall govern the obligations of the Reinsurer and its Representatives with respect to any and all information of any type furnished or made available to them pursuant to this Schedule.

EXHIBIT A

Form of Terminal Accounting and Settlement Report

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit B

Form of Quarterly Report

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C

Trust Requirements

A.	When the Reinsurer seeks to provide the funding required in Article 13 (Credit for Reinsurance; Funding) in whole or in part by depositing assets into any trust account, the Reinsurer shall ensure that:

1.	the trustee is a bank that:

(i)  is headquartered in the United States or Canada;

(ii)  is on the NAIC’s list of approved financial institutions;

(iii)  will provide the Ceding Companies online electronic access to the trust accounts so that the Ceding Companies may verify the balance of the trust accounts as needed at no charge or expense to the Ceding Companies; and

(iv)  will either report in its statements, or at the Ceding Companies’ request provide, the ratings of the assets deposited in the trust accounts as assigned by a securities rating agency recognized by the Superintendent of the New York Department of Financial Services; provided, if the trustee cannot provide such ratings information, then, the Reinsurer shall provide such ratings information at the Ceding Companies’ request.

2.	there is a separate Trust Agreement and a separate trust account established for each Ceding Company under this Contract if necessary to satisfy the requirements of any Applicable Laws regarding credit for reinsurance, the intent of this paragraph being that each Ceding Company under this Contract shall be entitled to receive Full Statutory Reinsurance Credit for the reinsurance ceded under this Contract at all times; and

3.	any Trust Agreement:

(i)  requires the Reinsurer to establish a trust account for the benefit of the applicable Ceding Company and specifies that such Trust Agreement is intended to secure payment of the Reinsurer’s obligations pursuant to the terms of this Contract;

(ii)  requires the Reinsurer to pay all fees and expenses of the trust account as determined by the trustee bank;

(iii)  requires the Reinsurer (or where the trustee is acting on the instructions of the Ceding Company, the Ceding Company) to indemnify the trustee for, and hold it harmless against, any loss, liability, costs or expenses (including reasonable attorney’s fees and expenses) incurred or made without negligence, willful misconduct or lack of good faith on the part of the trustee, arising out of, or in connection with, the performance of the trustee’s obligations in accordance with the provisions of the Trust Agreement;

(iv)  stipulates that assets deposited in the trust account shall be valued according to their current Market Value and shall consist only of Eligible Investments.

(v)  requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the applicable Ceding Company, or the trustee upon the direction of such Ceding Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other Person;

(vi)  requires that any investment income earned on the assets deposited in the trust account may only be withdrawn for the following purposes:

1. by the trustee for the payment of the fees and expenses of the trust account;

2. by the applicable Ceding Company to reimburse itself as permitted by this Contract for amounts due under this Contract that have not otherwise been paid by the Reinsurer; or

3. by the Reinsurer to the extent the amount of the assets deposited in the trust account exceeds the Collateral Funding Amount to be funded by the Reinsurer as required in accordance with the terms of Article 13 (Credit for Reinsurance; Funding).

(vii)  requires that all settlements of account between the applicable Ceding Company and the Reinsurer be made in cash or its equivalent;

(viii)  provides that assets deposited in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the applicable Ceding Company or the Reinsurer; and

(ix)  does not breach, override, contradict or amend the provisions contained in this Contract.